UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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THE BOSTON BEER COMPANY, INC.

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# 2023

# NOTICE OF THE 2023 ANNUAL MEETING OF **STOCKHOLDERS**

MAY 17, 2023 | 3 P.M. ET

BOSTON BEER co.

· ESTD. 1984 ·

Dear

Fellow
Stockholder

Jim Koch

Founder, Brewer, and
Chairman of the Board

April 6, 2023

It is my pleasure to invite you to attend our 2023 Annual Meeting of Stockholders on Wednesday, May 17, 2023, at 3:00 p.m. ET at our Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. At the Annual Meeting you will be asked to elect three Class A Directors and cast advisory votes on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect six Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm. As requested elsewhere in the accompanying materials, please submit your proxy as soon as possible.

As you may have read in our Annual Report and will read in this Proxy Statement, we have a broad portfolio of healthy brands, including some new innovations, which we believe will drive our growth into the future. We have the #1 flavored malt beverage in Twisted Tea, the #2 hard seltzer in Truly, the #1 hard cider in Angry Orchard, and two strong, established beer brands in Samuel Adams and Dogfish Head, as well as some exciting new innovations on the horizon. We are proud to have been named the number one beer industry supplier in the Tamarron Survey in 2022, the annual poll of beer distributors conducted by Tamarron Consulting, a consulting firm specializing in alcohol beverage distribution. It was our fifth number one ranking in a row and eleventh in the last thirteen years.

We experienced a few changes to our management team in 2022. David Grinnell, our Vice President of Brewing, retired in August, after having been with the company since 1988. We will truly miss the experience, creativity, and wisdom that David brought to the company over the last thirty-four years. Also in 2022, Tara Heath was promoted to Chief Legal Officer & General Counsel in May, and Annette Fritsch was promoted to Vice President, Product Design, Research & Development in August. They both joined our Executive Leadership Team in August.

Additionally, Frank Smalla recently informed us that he will be stepping down after seven years as our Treasurer and Chief Financial Officer, to pursue an opportunity as Chief Financial and Operating Officer with a KKR-backed private company. To support an orderly transition, Frank will remain at the Company until mid-April. Matt Murphy, our current Chief Accounting Officer, has been appointed to serve as interim Treasurer and Chief Financial Officer until we are able to recruit a permanent successor. We will miss the leadership and vision that Frank has brought to the Company for the last seven years.

Among our other highlights in 2022 was the publication of our inaugural Environmental, Social, and Governance (ESG) Report entitled Setting the Course for the Future. While we’re just starting our ESG journey, we’ve long believed it’s important to provide accurate and transparent reporting on the impact our company has on our people, our planet, and our communities.

As we recently announced, Michael Lynton informed us that he will not stand for reelection to the Board at the 2023 Annual Meeting. We will miss the insight that Michael has brought to the Board over the last three years. A search is ongoing to fill the independent Class B Director vacancy resulting from Mr. Lynton’s decision. We anticipate that it’s possible that a nominee could be in place prior to the Annual Meeting of Stockholders. Once nominated, we will share information about a new Director nominee. Our Board of Directors plays an integral role in strategically guiding us through these successes and challenges. In this Proxy Statement you will find information about our eight incumbent Directors who are up for reelection: Class A Directors Meghan Joyce, Michael Spillane, and Jean-Michel Valette, and Class B Directors Dave Burwick, Sam Calagione, Cynthia Fisher, Julio Nemeth, and myself.

At the Annual Meeting each year, it is always a pleasure for me to share Company news with you and, of course, samples of the products that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own. I am especially excited about holding the meeting at the Samuel Adams Boston Taproom again this year. We strongly encourage the use of public transportation due to parking limitations in the Faneuil Hall area.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 31, 2022 are available at www.bostonbeer.com. On behalf of the Board of Directors and Boston Beer’s Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and Chairman of the Board

Notice of the 2023 Annual Meeting of Stockholders

Meeting Information

May 17, 2023,

3:00 p.m. ET

Samuel Adams Boston Taproom

Faneuil Hall, 60 State Street,

Boston, Massachusetts

To our Stockholders:

The 2023 Annual Meeting of the Stockholders (the “Annual Meeting”) of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held at the Samuel Adams Boston Taproom, Faneuil Hall, 60 State Street, Boston, Massachusetts at 3:00 p.m. ET on Wednesday, May 17, 2023.

The Class A Stockholders will meet for the following purposes:

1.	For the election of the three (3) Class A Directors named in this Proxy Statement, each to serve for a term of one (1) year;
2.	To conduct an advisory vote regarding the compensation of our Named Executive Officers;
3.	To conduct an advisory vote on the frequency of holding future advisory votes on the compensation of our Named Executive Officers; and
4.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholder will attend for the following purposes:

1.	For the election of five (5) or six (6) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 52-week fiscal year ending December 30, 2023 (“Fiscal Year 2023”); and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 22, 2023 as the Record Date for the meeting. Only Stockholders of Record on the Record Date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and the accompanying proxy are being distributed on or about April 6, 2023.

By order of the Board of Directors,

MICHAEL G. ANDREWS

Associate General Counsel & Corporate Secretary

April 6, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2023

BY INTERNET

You may vote your shares via the internet by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website.

BY TELEPHONE You may vote your shares by telephone by following the instructions provided in the Notice. To vote by telephone, call toll free at 1-800-652-8683.	BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

AT THE ANNUAL MEETING

You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you are able to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We continue to be advised and a number of our stockholders have experienced that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way that you can ensure that your account remains “active” is to vote your shares.

We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 16, 2023.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider regarding the proposals for this Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the 2023 Annual Meeting of Stockholders of the Boston Beer Company, Inc. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; and (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on Wednesday, March 22, 2023. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective class.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to the Compensation Discussion and Analysis, or the “CD&A.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

2022 Business Results

The Company’s hard seltzers, beers, and hard ciders are primarily positioned in the market for “High-End” drinker occasions. The Company defines the “High-End” category to include hard seltzers, flavored malt beverages, craft beers, domestic specialty beers, and most imported beers and hard ciders. Boston Beer is one of the largest suppliers in the High-End category in the United States. Additionally, the Company and the alcohol industry at large is forecasting growth in a newly defined category called “Beyond Beer” that includes hard seltzer, flavored malt beverages, cider, spirits RTDs, and other emerging beverages. The Company’s business goal is to become the leading supplier in the High-End and Beyond Beer categories by creating and offering high quality alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering consumer-responsive beverages, increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education and engagement.

During the Company’s 53-week fiscal period ended December 31, 2022 (“Fiscal Year 2022”), the market for hard seltzer products continued to experience declines after significant growth from 2016 through early 2021, followed by decelerating growth trends as 2021 unfolded. The Fiscal Year 2022 decline negatively impacted the Company’s volume of production and shipments.

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Our business results for Fiscal Year 2022 were as follows:

•	Depletions (sales by our wholesalers to retailers) decreased by approximately 5% from the 52-week fiscal period ended December 25, 2021 (“Fiscal Year 2021”)
•	Net revenue increased by 1.6% from Fiscal Year 2021 to approximately $2.09 billion
•	Earnings per diluted share increased to $5.44 from $1.17 in Fiscal Year 2021 despite a non-cash impairment charge of $1.61 per share recorded in the third quarter of 2022
•	Shipments (our sales to our wholesalers) decreased by 3.8% from Fiscal Year 2021 to approximately 8.2 million barrels
•	Cash and cash equivalents on hand as of the end of Fiscal Year 2022 totaled $180.6 million, up from $66.3 million as of the end of Fiscal Year 2021
•	Capital investments in Fiscal Year 2022 totaled approximately $90.6 million, as compared to $147.9 million during Fiscal Year 2021, primarily consisting of improvements to the Company’s breweries intended to increase production, drive efficiencies and cost reductions, and support product innovation.

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The non-binding advisory vote to advise the Company as to the frequency with which such Say-on-Pay votes should be taken, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR a frequency of Every Year
Item 4	The election of each of the six (6) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 5	The ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2023, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Meghan V. Joyce	38	2019	Co-Founder and CEO of Duckbill Technologies, Inc.	NomGov (Chair), Audit
Michael Spillane	63	2016	President of Consumer Creation of Nike, Inc.	Comp (chair), NomGov
Jean-Michel Valette*	62	2003	Chairman of Sleep Number Corporation	Audit (chair), NomGov

CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	61	2005	President and CEO of Boston Beer	-
Samuel A. Calagione, III	53	2020	Founder and Brewer of Dogfish Head Brewery	-
Cynthia A. Fisher	62	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	73	1995	Founder and Chairman of Boston Beer	-
Julio N. Nemeth	62	2020	Chief Product Supply Officer of Procter & Gamble	Audit, Comp

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NomGov=Nominating/Governance Committee

*	Lead Director

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In March 2023, Class B Director Michael Lynton informed the Company of his intention not to stand for reelection at the 2023 Annual Meeting. A search is ongoing to fill the independent Class B Director vacancy resulting from Mr. Lynton’s decision. We anticipate that it’s possible that a nominee could be in place prior to the Annual Meeting of Stockholders. Once nominated, we will share information about a new Director nominee. Consistent with the foregoing, the Board has fixed the number of Directors at nine, maintaining the number of Class B Directors at five, with one vacancy until Mr. Lynton’s successor is identified.

Named Executive Officers

For Fiscal Year 2022, Boston Beer’s “Named Executive Officers,” or “NEOs,” were President and Chief Executive Officer David A. Burwick, Treasurer and Chief Financial Officer Frank H. Smalla, and our next three most-highly compensated Executive Officers, namely Chief Sales Officer John C. Geist, Chief Marketing Officer Lesya Lysyj, and Chief People Officer Carolyn L. O’Boyle. Additionally, pursuant to 17 CFR § 229.402, former Senior Vice President of Supply Chain Quincy B. Troupe is included herein as an NEO for Fiscal Year 2022. Mr. Troupe stepped down from his position with the Company as of April 1, 2022.

On March 3, 2023, Mr. Smalla informed the Company that he was stepping down as the Company’s Treasurer and Chief Financial Officer, to pursue another opportunity. His departure from the Company is not related to any disagreement with the Company on any matter relating to its operations, policies, or practices. To support an orderly transition, Mr. Smalla will remain at the Company until mid-April.

Executive Compensation

Boston Beer’s executive compensation program seeks to attract, develop, engage, and reward highly talented executives with an overall compensation package that provides strong performers the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on “pay for performance” through cash bonuses linked to company performance targets and equity awards with both performance-based vesting tied to net revenue growth and time-based vesting linked to continued employment. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;
•	Competitive benchmarking of executive compensation against a peer group;
•	Cash bonus program for Executive Officers based primarily on Company performance (depletions growth, EBIT, and cost savings);
•	Discretion to reduce long-term equity and individual bonus payouts down to zero for non-performance;
•	Long-term equity program with a mix of performance and time-based vesting criteria;
•	Annual advisory Say-on-Pay vote;
•	Policy banning hedging and pledging of stock by Directors, Officers, and other designated employees; and
•	Robust equity ownership guidelines applicable to our Chairman and CEO.

2022 Compensation of President & CEO David A. Burwick

Mr. Burwick’s compensation in 2022 included a base salary and two annual equity grants awarded pursuant to the Company’s long-term equity program. The mix of his total compensation for 2022 is set forth below:

President & CEO David A. Burwick
2022 Total Compensation Mix

Annual Compensation
Base Salary Received	$835,459
Performance Cash Bonus	$0
March 1, 2022 Annual Stock Option Award	$2,000,034
March 1, 2022 Annual Restricted Stock Unit Award	$2,000,127
Other Compensation	$13,117
2022 TOTAL COMPENSATION	$4,848,737

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•	Base Salary: Mr. Burwick’s 2022 annual base salary of $835,459 was unchanged from his 2021 base salary. His 2022 base salary was approved by the Compensation Committee and the Board of Directors in February 2022.
•	Performance Cash Bonus: The Company’s 2022 bonus scale is described in more detail in the Compensation Discussion and Analysis, or “CD&A,” section of this Proxy Statement under the heading “Cash Incentive Bonuses.” As described under the “Cash Incentive Bonuses” heading, the Compensation Committee reviewed Fiscal Year 2022 Company performance against the bonus scale applicable to Mr. Burwick and determined that the Company achieved 0% of the minimum funding targets on that scale and therefore he was not eligible for a cash bonus award for Fiscal Year 2022.
•	Performance-Based Stock Option Award: On March 1, 2022, the Company granted Mr. Burwick a performance-based stock option award for a total of 11,230 shares, valued at $2,000,034 on the grant date. As described in more detail in the CD&A section of this Proxy Statement under the heading “Stock Option Awards,” the option shares have an exercise price of $383.46, are contingent upon net revenue growth in Fiscal Year 2023 over Fiscal Year 2021, have a three-year vesting schedule from March 2024 to March 2026 should the performance criteria be achieved, and are contingent on continued employment on the applicable vesting dates. The stock option award structure is identical in nature to the stock option awards granted to the other NEOs on March 1, 2022.
•	Restricted Stock Units: On March 1, 2022, the Company granted Mr. Burwick an award of 4,446 Restricted Stock Units (“RSUs”), valued at $2,000,127 on the grant date. As described in more detail in the CD&A section of this Proxy Statement under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon continued employment on the applicable vesting dates. The RSU award structure is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2022.
•	Other Compensation: “Other Compensation” includes $12,200 in matching contributions to the Company’s 401(k) plan and $917 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix are described in detail in the CD&A section of this Proxy Statement under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.” Included in that discussion are the establishment of Mr. Burwick’s base salary, his achievement on the 2022 Bonus Scale, and the grant of his annual equity awards, all of which were approved by the Compensation Committee and the full Board of Directors. The Compensation Committee believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2022 non-binding Say-on-Pay resolution, which received a favorable vote of 90.3% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” below.

Other Named Executive Officer 2022 Compensation Mix

The mix of 2022 potential compensation of our Named Executive Officers, other than Mr. Burwick, was also consistent with the goals of our executive compensation program. For example, as shown in the adjacent chart, variable compensation, in the form of equity awards and performance-based bonus potential, provided approximately 62% of total potential compensation, in the aggregate, of our other Named Executive Officers. The following chart excludes Mr. Troupe, who stepped down from his position with the Company as of April 1, 2022.

OTHER NEO TARGET COMPENSATION MIX IN 2022

The actual compensation paid to each of our Named Executive Officers in 2022 is discussed in the CD&A. Of the total compensation potential of our other Named Executive Officers for 2022, base salary constituted 35% to 38%, performance bonus potential based on 2022 performance constituted 26% to 28%, and equity compensation constituted 33% to 36%.

As discussed in more detail in the CD&A, Mr. Troupe received a base salary of $138,654 for service in 2022 through April 1, but he did not receive a cash bonus for 2022 performance or equity awards in 2022. He was paid $1,192,308 pursuant to his separation agreement.

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Nominees for Board of Directors

The nominees for election to our Board of Directors at the Annual Meeting are identified below. They are being nominated as Class A or Class B Directors, as noted, to serve for a one-year term ending at the close of the 2024 Annual Meeting. Each has been nominated in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. The composition of the proposed Board meets the independence requirements of the New York Stock Exchange (“NYSE”). As discussed in more detail below, each nominee has extensive business and senior management experience, and together they collectively represent a group of individuals with diverse skills and experience in the areas that we consider to be critical to our business, including the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management.

As discussed above, in March 2023, Mr. Lynton informed the Company that he would not be standing for re-election and as such would be stepping down from the Board effective as of the end of the May 2023 Stockholder’s meeting. Mr. Lynton’s’ decision not to stand for re-election was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies, or practices. A search is ongoing to fill the independent Class B Director vacancy resulting from Mr. Lynton’s decision. We anticipate that it’s possible that a nominee could be in place prior to the Annual Meeting of Stockholders. Once nominated, we will share information about a new Director nominee. Consistent with the foregoing, the Board has fixed the number of Directors at nine, maintaining the number of Class B Directors at five, with one vacancy until Mr. Lynton’s successor is identified.

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Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

MEGHAN V. JOYCE

Age: 38
Director since: 2019

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Joyce is the Co-Founder Chief Executive Officer of Duckbill Technologies, Inc., a pre-seed venture-backed tech startup company based in Boston, a position she has held since April 2022. Prior to this role, she was the Chief Operating Officer and EVP of Platform for Oscar Health (NYSE: OSCR), a technology-focused health insurance company based in New York, New York, a position she held from September 2019 until April 2022. In this role, she oversaw Oscar’s operations, technology, marketing, and clinical operations, as well as its technology and services solutions. She has continued to serve as a Senior Advisor for Oscar since April 2022. Prior to her position at Oscar, she worked for Uber Technologies, Inc., a tech company headquartered in San Francisco, from 2013 to 2019. From 2017 to 2019, she served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the US & Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. In August 2021, Ms. Joyce was appointed to the Board of Directors of Guardant Health, Inc., an oncology-focused health company based in Redwood City, CA. She serves on Guardant’s Audit Committee and Compensation Committee.

Committees: Nominating/Governance Committee (Chair), Audit Committee

Other Public Company Directorships: Guardant Health, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Joyce has extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing and implementation of new technologies, and management and retention of diverse employee groups. She was appointed Chair of our Nominating/Governance Committee in May 2020, after having served on the committee since May 2019. She has served on the Audit Committee since May 2019 and served on the Compensation Committee from May 2019 to May 2020.

MICHAEL SPILLANE

Age: 63
Director since: 2016

INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Spillane currently serves as President of Consumer Creation at Nike, Inc. (NYSE: NKE), a publicly traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since May 2020. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including President of Categories and Product from May 2017 to May 2020, President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016, and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America, and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Committees: Compensation Committee (Chair), Nominating/Governance Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served as Chair of our Compensation Committee since May 2016 and as a member of our Nominating/Governance Committee since May 2018.

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JEAN-MICHEL VALETTE

Age: 62
Director since: 2003; Lead Director since 2013

INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He has been on Boston Beer’s Board of Directors since May 2003. He is also a Director of Sleep Number Corporation, a publicly traded sleep technology company based in Minneapolis, Minnesota where he was chairman until May 2022. Additionally, he is a director and Audit Committee chairman of Intertek Group plc, a publicly traded global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company. Peet’s went private in 2012; from that time until April 2022, Mr. Valette served as a Director and Chairman of its Audit and Valuation Committees. Peet’s parent company, JDE Peet’s N.V., went public in May 2020; Mr. Valette does not serve on the Board of JDE Peet’s N.V. Until October 2006, he was Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005.

Committees: Audit Committee (Chair), Compensation Committee

Other Public Company Directorships: Sleep Number Corporation, Intertek Group plc

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than thirty years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette has served on our Nominating/Governance Committee since May 2004. He has also served as a member of our Audit Committee since May 2003, and the Committee’s Chair since January 2019. He served on our Compensation Committee from May 2018 to May 2020. He was named Boston Beer’s Lead Director in May 2013.

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Nominees for Class B Director

DAVID A. BURWICK

Age: 61
Director since: 2005

CLASS B DIRECTOR NOMINEE

Mr. Burwick has served on Boston Beer’s Board of Directors since May 2005 and was appointed President and Chief Executive Officer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc., a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc., headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. In September 2021, Mr. Burwick joined the Board of Directors of Deckers Outdoor Corporation, a publicly held footwear designer and distributor based in Goleta, California. He currently serves on Deckers’ Compensation Committee.

Committees: None

Other Public Company Directorships: Deckers Outdoor Corporation

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience leading consumer products organizations. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies during his time on the Company’s Board of Directors. Prior to accepting the position of President and Chief Executive Officer in April 2018, he served on our Compensation Committee since May 2005, including as Chair from May 2006 to May 2013, and on our Nominating/Governance Committee since May 2005, including as Chair since May 2013.

SAMUEL A. CALAGIONE, III

Age: 53
Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Calagione is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 25 Off-Centered Years (2021).

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

During his twenty-eight years at the helm of Dogfish Head, he grew the company from a small brewpub in Rehoboth, Delaware to an award-winning, nationally recognized brand and destination. Mr. Calagione’s skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer’s leadership team and the Board.

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CYNTHIA A. FISHER

Age: 62
Director since: 2012

CLASS B DIRECTOR NOMINEE

Ms. Fisher is an independent investor and advisor. She founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. Ms. Fisher is Founder and Chairman of PatientRightsAdvocate.org, a nonprofit, non-partisan organization seeking systemwide healthcare price transparency, empowering American consumers and employers to know actual quality and prices of care and coverage upfront, creating a functional marketplace in healthcare to lower costs, improve quality, and broaden affordable access through competition and choice. Ms. Fisher also is a board director of Easterly Government Properties, Inc. (NYSE: DEA), a publicly held real estate investment trust based in Washington, D.C. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Founder, Chairman, and CEO from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 and was subsequently sold to PerkinElmer in 2007. Ms. Fisher co-founded and is Chairman of Fitmoney.org, which provides curriculum for K-12 financial literacy. She serves on the board of the National Park Foundation and previously served on the Board of Directors of Water.org. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

C. JAMES KOCH

Age: 73
Director since: 1995

CLASS B DIRECTOR NOMINEE

Jim Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-nine years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership.

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JULIO N. NEMETH

Age: 62
Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Nemeth is the Chief Product Supply Officer at Procter & Gamble, a consumer goods corporation headquartered in Cincinnati, OH (NYSE: PG), a position he has held since May 2019. He also serves as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He has held numerous senior roles with P&G since 1990, including President, Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987. He was appointed to Boston Beer’s Board of Directors in January 2020.

Committees: Audit Committee, Compensation Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Nemeth has more than thirty-five years of operations, engineering, procurement, manufacturing, customer service, quality, distribution, innovation, and general management experience in the consumer goods industry, with significant experience in supply chain management. He currently leads P&G’s global Product Supply organization, which includes 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world focused on bringing superior products to the world’s consumers.

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Corporate Governance – Our Board of Directors

Board Governance

We are committed to having effective corporate governance and the highest ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on the Governance Documents tab of the Investor Relations section of our website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

As of the mailing of this Proxy Statement, a majority of our Board of Directors is independent as determined in accordance with the director independence standards of the NYSE and the SEC. More specifically, all three Class A Directors – Ms. Joyce, Mr. Spillane, and Mr. Valette – and two of the six Class B Director Nominees – Mr. Lynton and Mr. Nemeth – have no material relationship with Boston Beer, either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

A search is ongoing to fill the independent Class B Director vacancy resulting from Mr. Lynton’s decision to not stand for reelection. We anticipate that it’s possible that a nominee could be in place prior to the Annual Meeting of Stockholders. If a new independent Class B Director is not elected at the Annual Meeting, the Board would temporarily be out of compliance with the director independence standards of the NYSE and the SEC until Mr. Lynton’s successor is elected or appointed.

Only independent Directors may serve as members of our Audit, Compensation, and Nominating/Governance Committees or as Lead Director.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on issues of product quality and innovation, overall brand strategy, and supply chain operations. The Chairman continues to be active on a daily basis in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

In May 2013, the non-employee members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-employee members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other Non-Employee Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive sessions of the Board at Board meetings; (iii) reviewing Board agendas and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; and (v) advising the Board concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The Directors meet in executive sessions as part of each regularly scheduled Board meeting. A portion of each executive session includes the CEO, the Chairman, Mr. Calagione, and the Company’s General Counsel, but not other members of management. Other portions of each executive session may include all Directors other than the CEO or only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. Since 2021, the Chair of the Nominating/Governance Committee has joined the Lead Director in reporting back to the Chairman and the CEO. The independent Directors met formally in executive sessions four times during Fiscal Year 2022.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee”, “Compensation Committee”, and “Nominating/Governance Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, the Compensation Committee reviews the risks associated with our compensation practices, and the Nominating/Governance Committee reviews risks associated with our governance practices.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend the annual meetings of stockholders.

During Fiscal Year 2022, there were four regular meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served. All Directors except Mr. Lynton attended the 2022 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

Board Committees

Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/ Governance Committee. The membership of these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart:

Director	Audit	Compensation	Nom/Gov
Meghan V. Joyce			Chair
Michael M. Lynton
Julio N. Nemeth
Michael Spillane		Chair
Jean-Michel Valette	Chair

Committee assignments to take effect immediately following the 2023 Annual Meeting of Stockholders will be determined by the Nominating/Governance Committee at that time, including the committee assignments of a new independent Class B Director should that position be filled at that time. Mr. Burwick, Mr. Calagione, Ms. Fisher, and Mr. Koch are not independent Directors and therefore are not eligible to serve on any of the Board’s committees.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate. Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. The Nominating/Governance Committee also oversees the annual self-evaluation process for the full Board and each of the standing committees. Copies of the Corporate Governance Guidelines and respective charters, as amended and currently in effect, are available on the Governance Documents tab of the Investor Relations section of our website, www.bostonbeer.com. The function of each committee is described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; and reviews the Company’s disclosure controls and procedures; reviews other risks that may have a significant impact on the Company’s financial statements. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary.

The Audit Committee is also responsible for the oversight of the Company’s approach to operational, governance, and other risks that could adversely affect Boston Beer’s business such as business continuity and cybersecurity. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Internal Audit and with representatives of the Company’s independent registered public accounting firm. During those meetings, the Audit Committee also asks for and receives regular updates on steps taken to address those risks. Areas of focus in 2022 included cybersecurity, business continuity, brand prioritization, marketplace trends, supply chain, operational controls, data reliance, and talent retention. The Audit Committee endeavors to report any risks that it believes could have a material adverse impact on the Company to the full Board.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its shares of Class A Common Stock (“Class A Shares”). In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intent to sell Boston Beer stock during a corresponding time period, that member recuses themselves from discussions regarding the pricing parameters under the proposed Company 10b5-1 Plan.

The Board has determined that two current members of the Audit Committee, independent Directors Ms. Joyce and Mr. Valette, are “audit committee financial experts” as defined under SEC rules. The Audit Committee met four times in 2022. The Chairman, CEO, CFO, and Chief Accounting Officer attended each of the meetings but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with representatives of the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Compensation Committee provides general oversight of our compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company’s equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates performance against those goals; approves cash bonuses and sets salaries for the Chairman, CEO, and other Executive Officers, and determines the total compensation level and mix for the Chairman, CEO, and other Executive Officers.

In cooperation with our independent Directors, members of the Compensation Committee perform regular evaluations of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers.

The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s overall compensation practices. In carrying out its responsibilities, the Compensation Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Compensation Committee also issues an annual report and approves the CD&A for inclusion in the Company’s proxy statement.

During Fiscal Year 2022, there were three regular meetings of the Compensation Committee.

In recent years, the Compensation Committee has retained FW Cook, a nationally recognized executive compensation consulting firm, to provide competitive compensation information and analysis for our Executive Officers as compared to other similarly sized companies. As part of this retention, FW Cook shares benchmarking data regarding executive officer compensation.

The Compensation Committee is also responsible for providing guidance to the full Board of Directors and management on topics such as people and culture, development and training, succession planning, coworker engagement, and diversity, equity, and inclusion.

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, overseeing the Company’s ongoing education program for Directors, and planning for Board succession.

The Committee, acting independently, but also in concert with Mr. Koch, who holds the voting rights to all shares of Class B Common Stock (“Class B Shares”), which entitle him to elect a majority of Board members under our By-Laws, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. In order to help ensure the adequacy of our corporate governance policies, the Committee also reviews Director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders; and makes recommendations to management and/or the Board for improvements.

The Committee is also responsible for providing guidance to management on the Company’s social responsibility and environmental sustainability efforts, and helping to ensure that the full Board is made aware of and is properly addressing the environmental, social, and governance (“ESG”) issues that should influence the Company’s implementation of its ESG strategy.

During Fiscal Year 2022, there were four regular meetings of the Nominating/Governance Committee.

Consideration of Nominees for Director

The Nominating/Governance Committee regularly reviews the characteristics of the then-current Board and seeks to identify any perceived weakness or imbalance. In doing so, the Committee takes into consideration the results of skills gap analyses and the annual self-assessments performed by the Board and each of the standing committees and seeks input from all Directors on opportunities to strengthen the Board. The Committee then identifies the qualifications that a nominee for election as a Director should bring to the Board, including the diverse skill-sets, perspectives and experiences that its members believe should be reflected on the Board as a whole. The Nominating/Governance Committee also confers with Mr. Koch as the holder of all voting rights to the Class B Shares.

Candidates may come to the attention of the Nominating/ Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year.

The Nominating/Governance Committee has discussed the topic of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company at this time. The Committee has recently noted that a majority of the current Directors have served for five or fewer years, reflecting a healthy level of turnover. The Committee believes that any additional benefit of bringing “fresh eyes” to the Board would create a potential disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Nominating/Governance Committee uses the Board’s annual self-evaluation process to ensure that the Board is properly serving the Company.

The Nominating/Governance Committee considers diversity to be a critical factor in selecting Director nominees and remains committed to providing equal opportunities for all Directors, nominees, and qualified candidates regardless of race, color, religion, creed, gender, gender identity, sexual orientation, marital status, national origin, ancestry, age, disability, pregnancy, military service status or any other characteristic protected by state or federal law or local ordinance. The Nominating/Governance Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives results in more thoughtful deliberations. Additionally, the Board believes that it is important that the composition of the Board, the Company’s Executive Leadership Team (“ELT”), and the Company’s coworker base represent the diversity of the Company’s current and potential consumer base in the areas where we market and sell our products.

Since April 2018, the Nominating/Governance Committee has identified and recommended nominees to fill four Director vacancies. During that time, the Company and the Committee have urged our professional search firm to focus on bringing forth a diverse set of candidates to fill those vacancies.

In March 2019, the Committee filled a Class A Director vacancy by appointing Ms. Joyce to the Board as a Class A Director. As the Committee anticipated, Ms. Joyce’s significant experience in business strategy, managing growth, modern consumer recruitment and engagement, digital marketing, and new technologies has broadened the Board’s overall business perspective and diversity. The Board also believes that Ms. Joyce’s generational diversity provides additional perspective to boardroom discussions. In March 2020, the Board appointed Mr. Nemeth as a Class B Director. As the Committee expected, Mr. Nemeth immediately became an integral asset to the Board, both due to his background and his thirty-five years of operations and supply chain management. For example, Mr. Nemeth visited our Pennsylvania brewery and met with our operations team in March 2020 to provide invaluable insights learned from his experience dealing with the

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COVID-19 pandemic at P&G’s operational facilities in China. Since that time, he has continued to provide invaluable guidance to our supply chain operations team. The Board also believes that these directors’ generational and demographic diversity provide additional perspective to boardroom discussions.

As of December 31, 2022, two of the nine members of the Board of Directors were female and one of nine members self-identified as part of an underrepresented minority group.

Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Stockholder Engagement

We believe it is crucial to engage actively with and receive feedback from our non-affiliated stockholders, particularly as it relates to matters of corporate governance, executive compensation, social responsibility, and other topics of importance to them. In recent years, we have reached out to our top stockholders to attempt to receive this type of feedback.

Since May 2018, we have reached out to our top institutional stockholders in April and October each year. Following that outreach, we hold in-person, telephonic, or video meetings with representatives from these stockholders. On the Boston Beer side, we generally make available for such meetings a Director, an Executive Officer, our Corporate Secretary, and occasionally a subject matter expert. Topics of discussion range broadly, but often largely focus on executive compensation and ESG issues. Material non-public information such as undisclosed company performance is not discussed. Summaries of these discussions are shared with our Nominating/Governance Committee and the full Board of Directors.

In May 2022, the Company continued its stockholder outreach, reaching out to our top fifteen institutional stockholders, who then held approximately 51.2% of the Company’s outstanding Class A Shares. In October 2022, we reached out to our top fifteen institutional stockholders, who then held approximately 61.0% of the Company’s outstanding Class A Shares. Over the course of 2022, we held virtual meetings with and received written feedback from certain of these institutions, covering topics such as executive compensation, diversity, human capital, sustainability, and ESG disclosure. The results were reported to the Nominating/ Governance Committee and the full Board. The feedback we received, and our responses thereto included:

•	ESG. While nearly all stockholders we spoke with indicated that they were pleased with the progress we made in our 2021 and 2022 Proxy Statements with respect to ESG disclosures, they also indicated a preference for further expanded ESG reporting in the future, such as standalone reporting outside of the proxy statement. Partially in response to the feedback we have received as part of this outreach program, we’re proud that we published our inaugural ESG report in November 2022. Following the publication of this report, we have been able to have more robust conversations with our institutional investors on the topic of ESG.
•	CEO Equity. The stockholders we met with in recent years have not expressed material concerns with the Company’s executive compensation structure. However, certain stockholders indicated that they disfavor significant one-time grants awarded to executive officers, such as the retention awards granted to our CEO in 2021. During these discussions, we discussed the rationale for those retention awards, which was also outlined in detail our 2022 Proxy Statement. Following these discussions, we passed along the investor feedback to the Compensation Committee and the full Board.
•	Diversity, Equity, and Inclusion. Almost all stockholders indicated that diversity is vital in the makeup of boards and management teams. The stockholders also relayed that Boards and management teams should seek to represent the Company’s coworkers and customer base. We agree with this premise. In these outreach meetings we generally discuss our ongoing efforts towards progress in these areas, which efforts are outlined in more detail under the headings “Consideration of Nominees for Director” above and “Diversity, Equity, and Inclusion” below.

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•	Class Voting Rights. Certain stockholders inquired about class voting rights, including whether Class A Stockholders should be able to ratify the Company’s registered independent registered public accounting firm; whether the Company should move from a plurality to a majority voting standard for stockholder votes; and sunsetting the dual class structure. While no changes are planned on this topic in 2023, the feedback was shared with the Nominating/Governance Committee and the full Board.
•	Director Board Limits. In recent years, stockholders have suggested that the Company adopt a more formal policy around the number of boards upon which a Director may sit. Partially in response to this feedback, in October 2022 the Board amended its Corporate Governance Guidelines to place a limit of four public company directorships upon on which Company directors may serve.

At the 2023 Annual Meeting, we will hold an advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes, as well as the valued feedback of stockholders, in evaluating our executive compensation and other policies.

Board Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other coworkers are required to report any proposed related party transactions to our General Counsel’s Office, who will bring those concerns to the attention of the Audit Committee.

In 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2022, we have not entered into any material transaction with any Related Parties, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such Related Party had or will have a direct or indirect material interest. However, as outlined below, in prior years we have entered into material agreements with Related Parties, some of which remained active agreements in 2022.

Mr. Calagione’s wife, Mariah Calagione (“Ms. Calagione”) is a coworker and at-will employee at Boston Beer. In accordance with her employment agreement dated July 3, 2019, Ms. Calagione received total compensation of $255,729 in 2022, which included $223,281 earned in base salary and $22,500 in bonus for services provided in 2022, which bonus was paid in March 2023. She did not receive any equity awards in 2022 and was eligible for the same benefits as other coworkers. In 2023, her base salary is $230,495.

Mr. and Ms. Calagione own Red Wagon LLC, which owns the land on which two Company-owned retail establishments in Delaware are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases commenced on July 1, 2019 with an expiration date of June 30, 2029. The combined monthly rent for the two leases is $29,043. The total amount paid by the Company to Red Wagon LLC in 2022 under these lease agreements was $348,516.

Mr. and Ms. Calagione also own Super Suite, LLC, which owns property and a cottage in Lewes, Delaware, near the Company-owned Dogfish Inn. The cottage is rented out to the public in a similar fashion as a hotel suite. The Company is party to a property management services agreement with Super Suite, LLC, under which the Dogfish Inn manages reservations and cleaning, and coordinates maintenance of the cottage. The agreement commenced on June 11, 2018 and runs for a term of one year, automatically renewable for subsequent one-year terms. There is no set fee for the services, but the Company retains 40% of the revenue from the rental of the cottage and passes 60% of the revenue, less expenses paid, to Super Suite, LLC. The total amount paid by the Company to Super Suite, LLC in 2022 was approximately $34,000.

Ms. Calagione is a part owner of Loblolly LLC, which owns property in Milton, Delaware that includes an advertising billboard structure. The Company is a party to an outdoor advertising agreement, whereby it rents advertising space on the billboard for $1,352 per month. The agreement has an effective date of October 1, 2019 and a termination date of September 30, 2023. The total amount paid by the Company to Loblolly LLC in 2022 was less than $16,000.

All related party transactions were disclosed to, reviewed by, and approved by the Company’s Audit Committee and Board of Directors prior to the completion of the Company’s merger with Dogfish Head. The Board believes that payments under each of these agreements represent fair market value for the respective services or property received, and that for each transaction the financial and other terms are comparable to what the Company would have obtained in a negotiated arm’s-length transaction with an unrelated third party.

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Director Compensation

Compensation Summary

A summary of the elements of compensation for Non-Employee Directors for 2022 is set forth below:

Applies to	Payment For	Compensation	Payable
All Non-Employee Directors	One-time Award	Option for Class A Shares valued at approximately $115,000 as of the grant date.	Upon first-time election or appointment to the Board
All Non-Employee Directors	Annual Award	Option Class A Shares valued at approximately $115,000 as of the grant date.	Upon each election to the Board
All Non-Employee Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance Committee	Annual Retainer	$9,000	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee

In 2022, all option awards to Non-Employee Directors were granted under our Restated 1996 Stock Option Plan for Non-Employee Directors, or the “Director Equity Plan.” As provided in the Director Equity Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares registered under the Director Equity Plan is 550,000 shares, with 59,204 remaining shares available for issuance as of the end of the 2022 Fiscal Year. The number of shares of Class A Common Stock granted under each option in 2022 was the greatest number of whole shares that results in a value of $115,000 as computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

As reported in a Current Report on Form 8-K on February 10, 2023, at the recommendation of the Compensation Committee, on February 9, 2023 the Board adopted a new Equity Plan for Non-Employee Directors (the “2023 Director Equity Plan”) to supersede the existing Non-Employee Director Stock Option Plan. A summary of the elements of compensation for Non-Employee Directors as delineated in the 2023 Director Equity Plan is set forth below:

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Applies to	Payment For	Compensation
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual cash retainer payable upon annual election to the Board	$75,000
Lead Director	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Chair (any standing committee)	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Member, Non-Chair (any standing committee, per committee)	Annual cash retainer payable upon annual appointment to the position	$10,000
Committee Chair or Member (Ad-Hoc Committee)	Annual cash retainer payable upon annual appointment to the position	Within discretion of Compensation Committee

Under the 2023 Director Equity Plan, options will carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares granted under each option will be computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares. RSUs will fully vest one-year from the grant date. The number of RSUs granted will be calculated based on the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

If a Non-Employee Director is elected or appointed to the Board between the Company’s annual meetings of stockholders, the number of option shares and RSUs granted pursuant to the annual awards and the value of the annual retainers shall be pro-rated based upon the number of regular meetings of the Board remaining prior to the next annual meeting of stockholders.

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Director Compensation for Fiscal Year 2022

The following table sets forth certain information concerning the 2022 compensation of our Non-Employee Directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Cynthia A. Fisher	$30,000	$115,023	$145,023
Michael M. Lynton	$34,000	$115,023	$149,023
Meghan V. Joyce	$49,000	$115,023	$164,023
Julio N. Nemeth	$42,000	$115,023	$157,023
Michael Spillane	$42,000	$115,023	$157,023
Jean-Michel Valette	$57,000	$115,023	$172,023

(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2022, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2022 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 15, 2023.
(2)	On May 18, 2022, upon election to the Board of Directors, each Non-Employee Director was granted an option under the Director Equity Plan to purchase 635 Class A Shares at an exercise price of $356.62, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of the end of the 2022 Fiscal Year, the aggregate number of shares subject to unexercised stock options held by Non-Employee Directors is shown below:

Name	Number of Option Shares
Cynthia A. Fisher	8,519
Michael M. Lynton	1,404
Meghan V. Joyce	3,083
Julio N. Nemeth	2,430
Michael Spillane	8,073
Jean-Michel Valette	4,193

The following table sets forth certain information concerning the 2022 compensation of our employee Directors, except for Mr. Burwick. Information regarding the compensation of Mr. Burwick, who is an NEO, may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Base Salary	2022 Bonus Paid in 2023	All Other Compensation(1)	Total
Samuel A. Calagione, III	$453,482	$0	$13,117	$466,599
C. James Koch	$453,482	$0	$13,117	$466,599

(1)	Includes annual group life insurance premium, short-term and long-term disability, Company matching contributions under the Company’s 401(k) plan paid in the respective year, Company health savings contributions under the Company’s medical plan paid in the respective year.

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Executive Officers

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year and hold office until their successors are elected and qualified or until their earlier resignation or removal.

C. James Koch, 73, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was our Chief Executive Officer from that time until January 2001.

David A. Burwick, 61, has served on Boston Beer’s Board of Directors since May 2005 and was appointed President and Chief Executive Officer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc., a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc., headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. In September 2021, Mr. Burwick joined the Board of Directors of Deckers Outdoor Corporation, a publicly held footwear designer and distributor based in Goleta, California. He currently serves on Decker’s Compensation Committee.

Samuel A. Calagione, III, 53, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 25 Off-Centered Years (2021).

John C. Geist, 63, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

Annette N. Fritsch, 46, was appointed Vice President of Product Design, Research and Development of Boston Beer in July 2022. She joined the Company in 2010 and has held various positions during that time, including Senior Director of Product Development from 2019 to 2022; Director of New Product Development and Innovation from 2014 to 2019; Senior Manager of Sensory and Innovation from 2011 to 2014; and Sensory Manager from 2010 to 2011. Prior to her time at Boston Beer, she worked in Sensory and Product Development roles with Fosters Wine Estates from 2008 to 2009, Oregon State University from 2004 to 2008, and Givaudan Flavors from 2001 to 2004.

Tara L. Heath, 48, was appointed Chief Legal Officer & General Counsel of Boston Beer in May 2022. She joined the Company in 1997 and has held various positions during that time, including Vice President, Legal & Deputy General Counsel from 2016 to 2022; Senior Corporate Counsel, Director of Regulatory Affairs from 2013 to 2016; and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Lesya Lysyj, 60, joined the Company as Chief Marketing Officer in April 2019. Ms. Lysyj has over 30 years of marketing experience in the food and beverage industry. Prior to joining Boston Beer, she served as President U.S. (Sales and Marketing) for Welch’s Foods, based in Concord, Massachusetts from September 2017 to April 2019. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Carolyn L. O’Boyle, 44, joined the Company as Chief People Officer in March 2020. She has extensive experience in talent strategy and operations, including expertise in recruiting, total rewards, operational transformation, immigration, people analytics, business partners, and shared services. Prior to joining Boston Beer, she was a Managing Director at Deloitte Services LP in Boston, MA from August 2013 to February 2020, serving as the National Managing Director for Talent Operations and Chief Operating Officer for Talent. Prior to that, she served in various senior roles at Deloitte from September 2005 to August 2013, and as an Operations Manager at Diageo North America, a wine and spirits company based in Norwalk, CT, in 2004.

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Frank H. Smalla, 57, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012. Mr. Smalla is also an independent director of G&L Holdings, Inc., a privately held holding company of leading food ingredient manufacturers based in Rome, GA. On March 3, 2023, Mr. Smalla informed the Company that he was stepping down as the Company’s Treasurer and Chief Financial Officer to pursue another opportunity. To support an orderly transition, Mr. Smalla will remain at the Company until mid-April.

Matthew D. Murphy, 54, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006. In March 2023, Mr. Murphy was appointed interim Treasurer and Chief Financial Officer to serve until such time as Mr. Smalla’s permanent successor is appointed.

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Compensation Discussion and Analysis

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2022, our Named Executive Officers were:

DAVID A. BURWICK,	President and Chief Executive Officer
FRANK H. SMALLA,	Treasurer and Chief Financial Officer
JOHN C. GEIST,	Chief Sales Officer
LESYA LYSYJ,	Chief Marketing Officer
CAROLYN L. O’BOYLE,	Chief People Officer

Additionally, pursuant to SEC regulations, former Senior Vice President of Supply Chain Quincy B. Troupe is included herein as an NEO for Fiscal Year 2022. Mr. Troupe stepped down from his position with the Company as of April 1, 2022.

On March 3, 2023, Mr. Smalla informed the Company that he was stepping down as the Company’s Treasurer and Chief Financial Officer, to pursue another opportunity. To support an orderly transition, Mr. Smalla will remain at the Company until mid-April.

In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determines the specific compensation policies and decisions involving our Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation. The Committee also reviews and approves, on an advisory basis, the overall bonus structure and scale for all other coworkers.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, develop, engage, and retain highly talented executives, with a focus on pay for performance through bonuses linked to Company and individual performance and equity awards with performance-based vesting linked to Company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achievement of the Company’s goals and delivering strong Company performance, in terms of both growth and long-term stockholder value. These compensation packages are designed to:

•	provide executives with competitive cash and equity compensation with a significant portion of total compensation contingent on Company performance, thereby increasing stockholder value;
•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Response to Recent Advisory Say-on-Pay Votes

In establishing the Company’s compensation practices, the Board and the Compensation Committee considered the results of the advisory Say-on-Pay votes in 2020, 2021, and 2022, as well as our discussions with stockholders which are discussed in detail under the heading “Stockholder Engagement” above. At our 2022 Annual Meeting of Stockholders, approximately 90.3% of the votes cast on our Say-on-Pay proposal were cast in support of the compensation of our NEOs. Given this positive endorsement of our executive compensation decisions, the Compensation Committee did not make material changes to the structure of our programs or policies as a result of that Say-on-Pay vote.

Components of Executive Compensation and Compensation Mix

The total potential compensation mix of our Named Executive Officers balances: (1) competitive base salaries; (2) cash incentive bonuses contingent primarily on Company performance; (3) option awards generally contingent solely on multi-year Company performance; and (4) restricted stock unit awards generally contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and other variable performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, experience, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, considering individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

The Compensation Committee met on February 9, 2022 and reviewed the proposed 2022 compensation packages of our Executive Officers. During the meeting, the Committee approved the following 2022 base salaries for our Named Executive Officers: $835,459 for Mr. Burwick, no change from his 2021 base salary; $596,650 for Mr. Smalla, a 3% increase from his 2021 base salary; $596,650 for Mr. Geist, a 3% increase from his 2021 base salary; $519,045 for Ms. Lysyj, a 3% increase from her 2021 base salary; $500,000 for Ms. O’Boyle, a 16% increase from her 2021 base salary; and $515,000 for Mr. Troupe, no change from his 2021 base salary. Ms. O’Boyle’s increase was in recognition of her performance and expanded responsibilities.

Cash Incentive Bonuses

Bonuses payable to our Executive Officers are based primarily on Company performance against certain “Company Goals” in accordance with a “Bonus Scale,” subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax (“EBIT”), and resource efficiency (focused operating expense cost savings) targets. For the purposes of the Bonus Scale, EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2022.

As reported in a Form 8-K filed by the Company on February 15, 2022, at its meeting on February 9, 2022, the Compensation Committee approved: (1) company-wide goals for Fiscal Year 2022 (the “2022 Company Goals”); (2) the 2022 bonus target for each Executive Officer, as a percentage of their base salary (“2022 Bonus Target”); and (3) a bonus funding scale ranging from 0% to 250% (the “2022 Bonus Scale”) for determining bonus payouts as a percentage of each Executive Officer’s respective 2022 Bonus Target, based on the Committee’s determination of the Company’s ultimate achievement of the 2022 Company Goals.

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The target parameters of the 2022 Company Goals were based on the Company’s 2022 Financial Plan. The 2022 Company Goals consisted of achieving: (1) certain depletions targets over 2021 (“2022 Depletions Growth”), which were weighted as 60% of the goals; (2) certain EBIT targets, which were weighted as 20% of the goals; and (3) the generation of certain resource efficiency (focused operating expense cost savings) targets, which were weighted as 20% of the goals.

As reported in a Form 8-K filed by the Company on July 28, 2022, in July 2022 the Committee undertook a review of the 2022 cash incentive bonus plan and determined that most of the parameters of plan established in February 2022, including the 2022 Bonus Targets, the 0% to 250% bonus funding range, the depletions, EBIT, and resource efficiency performance components to be measured as 2022 Company Goals, and the relative weightings of such components, remained appropriate. However, the Committee recognized a disconnect between the performance metrics associated with the mid-range of the 2022 Bonus Scale based on the 2022 Company Goals, as approved at its February 9, 2022 meeting, and the Company’s then current full-year 2022 outlook and financial plan. The Committee considered this discrepancy and determined that adjustments to the specific performance target metrics underlying the 2022 Bonus Scale were appropriate in order to align the retention and performance objectives of the 2022 cash bonus incentive plan. Accordingly, on July 22, 2022, the Committee approved a revised 2022 Bonus Scale to align it more closely with the current 2022 Company Goals.

The revisions to the 2022 Bonus Scale were not applicable to Mr. Burwick, and two other Executive Officers, who remained subject to the original 2022 Bonus Scale previously established on February 15, 2022.

The 2022 Bonus Target for each NEO was as follows:

•	Mr. Burwick: 100% of base salary;
•	Mr. Smalla 75% of base salary;
•	Mr. Geist: 75% of base salary;
•	Ms. Lysyj, 60% of base salary;
•	Ms. O’Boyle: 60% of base salary; and
•	Mr. Troupe: 60% of base salary.

The foregoing percentages were unchanged from 2021.

As reported in the February 15, 2022 Form 8-K, the bonus of each Executive Officer for Fiscal Year 2022 was to be determined by the Compensation Committee before March 1, 2023, based on a three-step process, which process was finalized on February 6, 2023. First, the Committee was tasked with determining the Company’s achievement of the 2022 Company Goals against the 2022 Bonus Scale (the “2022 Achievement”).

Second, the Committee established an aggregate bonus pool for the Company’s Executive Officers, including the NEOs, by applying the 2022 Achievement against each Officer’s 2022 Bonus Target.

Third, the Compensation Committee was tasked with considering any potential adjustments to any of the Executive Officers’ final 2022 bonus payout based on the Committee’s assessment of each Executive Officer’s overall job performance, key competencies, and the achievement of relevant objectives and key results in 2022. The Committee retains the discretion to increase or decrease an Officer’s bonus payout by 10% from the baseline bonus funding if the Officer was deemed to have performed “successfully” in 2022, and by 30% if the Officer was deemed to have performed “exceptionally.” The Committee had also retained the discretion to decrease an Officer’s 2022 bonus payout to as low as $0 if the Officer was deemed to have performed “unsatisfactorily” in 2022.

The 2022 Bonus Scale, as detailed in the chart below, was a sliding scale of target points for each of the depletions, EBIT, and resource efficiency goals. For example, the potential payouts for achievement relative to the 2022 Depletions Growth target would have been: 0% of the target if 2022 Depletions Growth was -9% or less; 100% of the target if 2022 Depletions Growth was -2%; or 250% of the target if 2022 Depletions Growth was 10% or greater. For the EBIT target, potential payouts would have been, for example: 0% of the target if the Company’s 2022 EBIT was $129 million or less; 100% of the target if 2022 EBIT was $158 million; or 250% of the target if 2022 EBIT was $207 million or higher. For the resource efficiency (focused cost savings) target, potential payouts would have been, for example: 0% of the target if the Company recognized $55 million or less in resource efficiencies; 100% of the target if the Company recognized $70 million in resource efficiencies; or 250% of the target if the Company recognized $82 million or more in resource efficiencies.

2022 Bonus Scale
Resource Efficiencies (millions $)	$55	$58	$62	$66	$70	$74	$76	$78	$80	$82
EBIT (millions $)	$129	$139	$148	$153	$158	$169	$171	$179	$190	$207
Depletions Growth %	-9%	-7%	-5%	-4%	-2%	0%	1%	3%	6%	10%
FUNDING %	0%	25%	50%	75%	100%	125%	150%	175%	200%	250%

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As reported in a Form 8-K filed on February 10, 2023, in February 2023, the Compensation Committee reviewed the Company’s performance against the 2022 Bonus Scale. The Committee determined that: (1) the Company achieved approximately $45 million in resource efficiency savings and therefore did not achieve the minimum funding target for resource efficiencies; (2) the Company’s 2022 EBIT was approximately $118 million and therefore did not achieve the minimum funding target for EBIT; and (3) Company depletions decreased approximately 5% in Fiscal Year 2022, partially achieving the depletions target. The Company’s achievement of the 2022 targets was as follows:

2022 Achievement	% Achievement on 2022 Bonus Scale
$45 million in Resource Efficiencies (focused cost savings)	0%
$118 million in EBIT	0%
-5% Depletions Growth	64%
PAYOUT %	38%

At that time, the Committee also determined that the Company met 0% of the minimum funding targets set forth in the original 2022 Bonus Scale previously established on February 15, 2022, which scale remained applicable to Mr. Burwick.

The Committee accordingly approved 2022 bonuses for our Executive Officers, including the following bonuses for our Named Executive Officers: $0 to Mr. Burwick, $142,250 for Mr. Smalla, $142,250 for Mr. Geist, $84,000 to Ms. Lysyj; and $137,500 for Ms. O’Boyle. These bonuses were paid in March 2023.

Mr. Troupe stepped down from his position with the Company as of April 1, 2022 and therefore was not eligible for a 2022 bonus.

Long-Term Equity Awards

Long-Term Equity Awards (“LTE Awards”) are designed to provide Executive Officers and other select coworkers a reward for delivering long-term stockholder value and to align the interests of our key coworkers with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key coworkers. Our LTE Awards program is governed by our Employee Equity Incentive Plan, or “EEIP,” which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to a Form 8-K filed by the Company on December 22, 2018. The primary components of our LTE Awards program – stock option awards, restricted stock units, and investment shares – are described in detail below.

Stock Option Awards

Under our EEIP, certain coworkers are eligible to receive stock option awards. While generally granted on an annual basis in March, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from our annual stock option award grants.

The Compensation Committee believes that stock option awards are an effective way to reward Executive Officers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks.

Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention. The Compensation Committee has also granted time-based vesting options in the past to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new executives. The Compensation Committee reviews any employment offers made to new Executive Officers that contain equity grants; any such grant is conditioned on approval of the Compensation Committee and the full Board of Directors. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

At its meeting on February 10, 2022, the Board of Directors approved, upon the recommendation of the Compensation Committee, grants of performance-based stock option awards to five Executive Officers, to be effective in March 2022, for a total of 17,114 shares. All of the awards were issued on March 1, 2022. The March 2022 option grants included the following awards to our Named Executive Officers: 11,230 option shares to Mr. Burwick, valued at $2,000,034 on the grant date; 1,627 option shares to Mr. Smalla, valued at $289,764 on the grant date; 1,627 option shares to Mr. Geist, valued at $289,764 on the grant date; 1,415 shares for Ms. Lysyj, valued at $252,008 on the grant date; and 1,215 option shares to Ms. O’Boyle, valued at $216,388 on the grant date. Mr. Troupe did not receive stock option awards.

Each of the 2022 option awards has an exercise price of $383.46 per share, which was the closing price of Class A Shares on the last business day before the grant. The extent to which these option awards may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in

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Fiscal Year 2023 over Fiscal Year 2021. The determination of the vesting of these stock option awards will be made by the Compensation Committee before March 1, 2024. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2023 over Fiscal Year 2021 is equal to or greater than 3.5%, the options will vest as to one-third of the underlying shares on March 1, 2024, one-third on March 1, 2025, and one-third on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2023 over Fiscal Year 2021 is equal to or greater than 2% but less than 3.5%, the options will vest as to one-sixth of the underlying shares on March 1, 2024, one-sixth on March 1, 2025, and one-sixth on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the compounded annual growth rate is less than 2%.

Each of the option awards granted to the Company’s Executive Officers in Fiscal Year 2022 includes a double-trigger Change in Control clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares.

Restricted Stock Units

Restricted stock units or “RSUs” are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee considers recommendations from the CEO. RSUs are generally granted on an annual basis on March 1, valued at the fair market value as of the award date. These shares of restricted stock generally vest over a four-year period, at the rate of 25% per year. On occasion, RSU grants are made at other times during the year, such as upon the hiring of a new executive or senior manager. Prior to 2019, the Board granted “Restricted Stock Awards” or “RSAs” as opposed to RSUs. Certain RSAs still remained effective and subject to vesting through January 1, 2023. RSUs are valued in terms of Class A Shares, except participants do not actually receive the underlying shares until the vesting contingencies are met. This differs from RSAs, where participants received and could vote the underlying restricted Class A Shares.

Boston Beer believes that RSUs serve as an important retention tool because: (1) for most coworkers, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs encourage coworkers to think and act like owners of the Company. That said, the Company believes in striking a proper balance between stock option awards and RSUs for its Executive Officers.

On March 1, 2022, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 9,517 RSUs to seven Executive Officers. Each of the RSUs granted to the Company’s Executive Officers and other coworkers in 2022 included a double-trigger Change in Control clause. All shares vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates.

These RSU awards included the following awards to our Named Executive Officers: 5,216 shares to Mr. Burwick, valued at $2,000,127 on the grant date; 1,627 shares to Mr. Smalla, valued at $289,986 on the grant date; 1,627 shares to Mr. Geist, valued at $289,986 on the grant date; 658 shares to Ms. Lysyj, valued at $252,317 on the grant date; and 565 shares to Ms. O’Boyle, valued at $216,655 on the grant date. Mr. Troupe did not receive RSUs.

Investment Shares. Eligible Boston Beer coworkers, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP,” where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer coworkers, referred to in this Proxy Statement as “ISP Eligible Coworkers,” generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer.

Under our Investment Share Program, ISP Eligible Coworkers may annually purchase such number of Class A Shares that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum annual investment of $17,500 (“Investment Shares”). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Coworkers have the opportunity to purchase Investment Shares on an annual basis on March 1 each year with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates.

In 2022, Boston Beer coworkers purchased a total of 10,845 Investment Shares under the ISP, of which 212 shares were purchased by three Executive Officers. Of our NEOs, Mr. Smalla purchased 77 Investment Shares and Ms. O’Boyle purchased 58 Investment Shares effective March 1, 2022.

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Executive Benefits

In 2022, the Company’s Executive Officers were eligible for the same level and offering of benefits as are available to all coworkers, including payment of annual life insurance premiums, Company matching contributions under the Company’s 401(k) plan, car allowances where applicable, Company health savings contributions under the Company’s medical plan, wellness plan reimbursements, and other benefit programs. The Company provides no additional benefits to its Executive Officers. However, certain coworkers are eligible for the reimbursement of relocation, commuting, and living expenses (“Relocation Assistance”) upon hiring and for a limited period thereafter. No Executive Officers received Relocation Assistance in 2022. Additionally, all coworkers are eligible for a financial advisor benefit; the benefit is available in tiers based on the complexity of the coworker’s advisory needs. Of our NEOs, Mr. Smalla, Ms. Lysyj, and Mr. Troupe took advantage of this benefit, valued at $18,710 for Mr. Smalla and $15,000 for Mr. Troupe and Ms. Lysyj.

How Executive Pay Levels Are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly sized companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Officer, including salary, bonus, and equity grants.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Executive Compensation Analysis Timeline

While the Compensation Committee does not follow a strict calendar for establishing the parameters of executive compensation each year, it generally follows the following timeline. During and leading up to the October Compensation Committee meeting, the Committee, CEO, CFO, Chief People Officer, and the Director of Total Rewards review the Company’s peer group (if applicable), evaluate expected performance and vesting of outstanding equity grants, and review the projections for the then-current fiscal year bonus payouts. Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year’s LTE Award recommendations and bonus scale, and tentatively establishes an aggregate pool for the following year’s Executive Officer LTE Awards. Next, in February, the Committee meets to review management’s report on Executive Officer performance and compensation; evaluates the status of the vesting criteria of any outstanding performance-based LTE Awards; reviews and approves the achievement of the previous year’s Executive Officer bonus targets; establishes the total compensation targets for Executive Officers for the then-current fiscal year; reviews and approves the bonus scale for the then-current fiscal year; and reviews and approves the LTE Awards to be awarded in the current fiscal year, including performance criteria. LTE Awards are generally granted on March 1, bonuses are typically paid in early March, and merit increases are generally effective in March. Merit increases, bonus awards, equity awards, and other compensation changes may occur at other times during the year on occasion.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2022, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized executive compensation consulting firm, presented in October 2021 (the “FW Cook Assessment”). At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business. The Committee’s retention of FW Cook continued into 2022 and helped inform the Compensation Committee’s recommendations regarding 2022 executive compensation structure.

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FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with external benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

Boston Beer 2021 Peer Group

Acushnet Company	Crocs, Inc.	Lancaster Colony Corp.
Beyond Meat, Inc.	Deckers Outdoor Corporation	National Beverage Corp.
Brown-Forman Corporation	Flower Foods Inc.	Tilray Brands, Inc.
Cabot Corporation	Hasbro, Inc.	Vector Group Ltd.
Church & Dwight Co., Inc.	Hostess Brands Inc.	YETI Holdings, Inc.
Columbia Sportswear Co.	iRobot Corporation

The Committee had previously established a peer group in 2019, taking into consideration guidance from FW Cook. The Company’s makeup of the Company’ 2019 Peer Group was disclosed under the heading “Compensation Assessments” in the Company’s 2022 Proxy Statement. The changes from the 2019 Peer Group to the 2021 Peer Group were to align the Company and its peers more closely on key metrics such as market cap, sales growth, and revenue.

Once this 2021 Peer Group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding 2022 Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are similarly important drivers of total compensation decisions.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses and LTE Awards. The Company has not been required to seek compensation recovery under this policy since its adoption.

Policies Prohibiting Hedging and Pledging Boston Beer Stock

Our Insider Trading Policy prohibits the Company’s Directors, Executive Officers, and certain other coworkers who are designated as Company “Insiders” from hedging or pledging Boston Beer Stock. As of the mailing of this Proxy Statement, there were approximately 190 Boston Beer coworkers identified as Insiders because they regularly have or may have access to material non-public information about the Company. Under this policy, the Company’s Directors, Executive Officers, and designated Insiders are also prohibited from engaging in any investment to reduce the risk of adverse price movements in Boston Beer stock and from offering Boston Beer stock to a lender as collateral for a loan. Trading of Boston Beer stock by Company Directors, Executive Officers, and Insiders is restricted under this policy to defined window periods following our quarterly earnings releases (except pursuant to an approved Rule 10b5-1 Plan). All Directors, Executive Officers, and Insiders are also prohibited by the Insider Trading Policy from engaging in certain trading practices involving Boston Beer stock which

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would suggest speculation in our securities, including short-term trading, short sales, transactions involving put or call options, and purchases on margin. For all other coworkers, such practices are strongly discouraged but not prohibited, subject to prior notice to the Company.

Additionally, in February 2013, the Board adopted a separate and complementary policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and Company Insiders. This policy is also incorporated into our Corporate Governance Guidelines and Nominating/Governance Committee Charter. On an annual basis, all Company Directors and Executive Officers are required to certify compliance with this policy, which specifically prohibits such persons from: (1) purchasing or selling financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or exchange funds that are designed to hedge or offset any decrease in the market value of Boston Beer stock; (2) engaging in short sales of Boston Beer stock; or (3) holding Boston Beer stock in a margin account or entering into any transaction involving the pledge or other use of Boston Beer stock as collateral to secure indebtedness or other obligations. All other coworkers are discouraged but not prohibited by this policy from entering into hedging transactions and engaging in short sales related to Boston Beer stock. The Company knows of no violations of this policy since its adoption.

Stock Ownership and Retention Guidelines

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/ Governance Committee, adopted Director Stock Ownership and Retention Guidelines. The Board amended the Guidelines on February 9, 2023, following a recommendation by the Compensation Committee. As amended, the Guidelines:

•	define “shares” to mean beneficially owned shares of the Company, including both Class A and Class B shares, whether directly or indirectly held, and unvested RSUs, but to not include indirectly held shares for which a director disclaims beneficial ownership or shares subject to unexercised options;
•	define “Target Ownership” as shares having an aggregate value equal to four (4) times: (1) the annual base salary of an employee Director; or (2) the annual base cash Director Fee of a Non-Employee Director; and
•	state that Directors should endeavor to hold shares valued at or above their respective Target Ownership threshold, and until Target Ownership has been achieved, Directors are prohibited from selling shares, with certain limited exceptions.

The Company reviewed the progress made on the equity ownership guidelines following the adoption of the revised guidelines in February 2023 and determined that five Directors had achieved their respective Target Ownership, while four Directors had yet to achieve their respective Target Ownership.

Tax Deductibility under Section 162(m)

In evaluating compensation programs applicable to our Named Executive Officers (including the Company’s annual and long-term incentive plans), the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code, which places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for federal income tax purposes. The Compensation Committee will continue to maintain maximum flexibility in the design of the Company’s compensation programs and continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that we believe to be consistent with our best interests and those of our stockholders.

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Fiscal Year 2022 Named Executive Officer Compensation

Compensation of David A. Burwick, President & Chief Executive Officer

On January 23, 2018, the Company entered into an offer letter (the “Offer Letter”) for Mr. Burwick to join the Company as President & Chief Executive Officer, which offer was approved by the Board of Directors and the Compensation Committee. His compensation in 2022 included a base salary and two annual equity grants awarded pursuant to the Company’s long-term equity program. The mix of his total compensation for 2022 is set forth below:

President & CEO David A. Burwick 2022 Total Compensation Mix
Annual Compensation
Base Salary Received	$835,459
Performance Cash Bonus	$0
March 1, 2022 Annual Stock Option Award	$2,000,034
March 1, 2022 Annual Restricted Stock Unit Award	$2,000,127
Other Compensation	$13,117
2022 TOTAL COMPENSATION	$4,848,737

•	Base Salary: Mr. Burwick’s annual base salary of $835,459 was approved by the Compensation Committee and the Board of Directors in February 2022, representing no change from his 2021 base salary. In his Offer Letter, the Company had agreed to provide Mr. Burwick a 5% increase to his base salary in 2022. Mr. Burwick opted not to be considered for a base salary increase in 2022.
•	Performance Cash Bonus: The Company’s bonus scale is described in more detail in this CD&A under the heading “Cash Incentive Bonuses.” As noted in that section, the Compensation Committee reviewed Fiscal Year 2022 Company performance against the bonus scale applicable to Mr. Burwick and determined that the Company achieved 0% of the minimum targets on that scale and therefore he was not eligible for a cash bonus award for Fiscal Year 2022.
•	Performance-Based Stock Option Award: On March 1, 2022, the Company granted Mr. Burwick a performance-based stock option award for a total of 11,230 shares, valued at $2,000,034 on the grant date. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $383.46, are contingent upon net revenue growth in Fiscal Year 2023 over Fiscal Year 2021, have a three-year vesting schedule from March 2024 to March 2026 should the performance criteria be achieved, and are contingent on continued employment on the applicable vesting dates. The stock option award structure is identical in nature to the stock option awards granted to the other NEOs on March 1, 2022.
•	Restricted Stock Units: On March 1, 2022, the Company granted Mr. Burwick an award of 4,446 RSUs valued at $2,000,127 on the grant date. As described in more detail under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon continued employment on the applicable vesting dates. The RSU award structure is identical in nature to the RSUs granted to the other NEOs on March 1, 2022.
•	Other Compensation: “Other Compensation” includes $12,200 in matching contributions to the Company’s 401(k) plan and $917 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix were approved by the Compensation Committee and the full Board of Directors. His compensation structure in 2022 was also consistent with the compensation structure of our other Named Executive Officers. The Compensation Committee also believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2022 non-binding Say-on-Pay resolution, which received a favorable vote of 90.3% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” above.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Burwick for Fiscal Year 2022. There is no Company-sponsored retirement program for Mr. Burwick other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our coworkers. Mr. Burwick does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

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Compensation of Named Executive Officers Other than the CEO

As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix”, the primary components of the compensation of our Named Executive Officers in 2022, other than Mr. Burwick, were as follows.

Base Salary: The following table shows the 2022 base salary, the corresponding percentage increase above the 2021 base salary level, and the actual salary earned in 2022 of our other Named Executive Officers.

Name	Title	Base Salary for 2022	Increase from 2021 Base Salary	Actual Salary Earned in 2022
Frank H. Smalla	Treasurer and CFO	$596,650	3.0%	$592,640
John C. Geist	Chief Sales Officer	$596,650	3.0%	$592,640
Lesya Lysyj	Chief Marketing Officer	$519,045	3.0%	$515,557
Carolyn O’Boyle	Chief People Officer	$500,000	16.0%	$484,446
Quincy B. Troupe	Senior Vice President, Supply Chain	$515,000	0.0%	$138,654

In February 2022, the Compensation Committee considered recommendations made by the CEO for salary adjustments and concluded that the recommended base salary for each of our NEOS, as adjusted, was within the appropriate range for their experience and job responsibilities. Ms. O’Boyle’s increase was in recognition of her performance and expanded responsibilities. The merit increases were effective on March 20, 2022, the same effective date as other coworkers.

Bonus: For Fiscal Year 2022, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 75% of base salary for Mr. Smalla and Mr. Geist; and (2) 60% of base salary for Ms. Lysyj, Ms. O’Boyle, and Mr. Troupe.

Achievement of these bonuses for 2022 was based on Company performance against the Company Goals. As described in the “Cash Incentive Bonuses” section, in February 2022 the Compensation Committee determined that the Company achieved 38% on the Bonus Scale, based on partially achieving depletions targets while not achieving the minimum EBIT or resource efficiency targets. As a result, the Committee approved total bonus payments to our other NEOs as follows:

Name	Title	2022 Bonus, Paid in March 2023
Frank H. Smalla	Treasurer and CFO	$142,500
John C. Geist	Chief Sales Officer	$142,500
Lesya Lysyj	Chief Marketing Officer	$84,000
Carolyn O’Boyle	Chief People Officer	$137,500
Quincy B. Troupe	Senior Vice President, Supply Chain	$0

Equity Awards: In March 2022, the Company granted annual performance-based stock option awards and RSUs to our NEOs, which awards had been approved by the Compensation Committee and the Board of Directors in February 2022. The number of shares awarded and the value of the awards of the grant date for each of these awards are shown in the below chart.

Name	Title	Stock Option Award	RSUs
Frank H. Smalla	Treasurer and CFO	1,627 option shares $289,764	756 shares $289,896
John C. Geist	Chief Sales Officer	1,627 option shares $289,764	756 shares $289,896
Lesya Lysyj	Chief Marketing Officer	1,415 option shares $252,008	658 shares $252,317
Carolyn O’Boyle	Chief People Officer	1,215 option shares $216,388	565 shares $216,655
Quincy B. Troupe	Senior Vice President, Supply Chain	0 option shares	0 shares

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All of the awards were issued on March 1, 2022. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $383.46 and are contingent upon achieving certain net revenue growth targets in Fiscal Year 2023 over Fiscal Year 2021. As described in more detail under the heading “Restricted Stock Units,” the RSUs will vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates.

Separation Agreement with Mr. Troupe: As reported in a Form 8-K filed by the Company on February 22, 2022, Mr. Troupe advised the Company on February 21, 2022 that he intended to step down from his position as Senior Vice President of Supply Chain. As then reported in a Form 8-K filed by the Company on March 11, 2022, Mr. Troupe and the Company entered into a separation agreement (the “Separation Agreement”) on March 7, 2022, finalizing the details of his departure. A copy of the Separation Agreement was attached as Exhibit 10.1 to the March 11, 2022 Form 8-K. The Company paid Mr. Troupe $1,192,308 in accordance with the terms of the Separation Agreement.

Compensation Committee Report

The information contained in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2023 and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2022.

Michael Spillane, Chair
Michael M. Lynton
Julio N. Nemeth

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2022 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2022 NEOs for Fiscal Year 2022, Fiscal Year 2021, and Fiscal Year 2020.

Name and Principal Position	Fiscal Year	Salary	(1)	Bonus	(1)(2)	Restricted Stock Awards	(3)	Option Awards	(3)	Non-Equity Incentive Plan Compensation	(1)	All Other Compensation	(1)(4)	Total
David A. Burwick President & CEO	2022	$835,459		$0		$2,000,127		$2,000,034	(5)	$0		$13,117		$4,848,737
	2021	$826,278		$0		$7,001,400	(6)	$7,000,380	(6)(7)	$0		$12,898		$14,840,957
	2020	$790,327		$0		$999,650		$999,897	(8)	$1,975,817		$12,698		$4,778,389
Frank H. Smalla Treasurer & CFO	2022	$592,640		$142,250		$289,896		$289,764	(5)	$0		$33,827		$1,348,377
	2021	$575,378		$0		$281,867		$281,203	(7)	$0		$13,898		$1,152,347
	2020	$556,215		$0		$3,267,401	(6)	$267,863	(8)	$1,042,904		$13,698		$5,148,082
John C. Geist Chief Sales Officer	2022	$592,640		$142,250		$289,896		$289,764	(5)	$0		$20,717		$1,335,267
	2021	$575,378		$0		$281,867		$281,203	(7)	$0		$20,735		$1,159,183
	2020	$556,215		$0		$1,267,360	(6)	$267,863	(8)	$834,323		$21,382		$2,947,143
Quincy B. Troupe Senior Vice President, Supply Chain	2022	$138,654		$0		$0		$0		$0		$1,214,716	(10)	$1,353,370
	2021	$511,538		$0		$251,005		$250,159	(7)	$0		$26,104		$1,038,807
	2020	$449,617		$0		$1,699,965	(9)	$200,435	(8)	$562,022		$14,658		$2,926,697
Lesya Lysyj Chief Marketing Officer	2022	$515,557		$84,000		$216,655		$216,388	(5)	$0		$28,117		$1,060,717
	2021	$500,540		$0		$244,833		$244,759	(7)	$0		$19,268		$1,009,401
	2020	$485,962		$0		$237,306		$237,420	(8)	$607,452		$12,698		$1,580,838
Carolyn O’Boyle Chief People Officer	2022	$484,446		$137,500		$252,317		$252,008	(5)	$0		$15,422		$1,141,693
	2021	$429,692		$0		$210,886		$210,115	(7)	$0		$13,898		$864,591
	2020	$347,308		$0		$999,650		$999,899	(8)	$525,000		$10,636		$2,882,493
(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.
(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance, in connection with hiring, or for other reasons.
(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2023.
(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company’s medical plan paid in the respective year, accrued but unused paid time off paid to former employees, fitness reimbursements, and Relocation Assistance if applicable. For Fiscal Year 2022, Mr. Burwick, Mr. Smalla, Mr. Geist, Ms. Lysyj, and Ms. O’Boyle each received 401(k) plan matching contributions in the amount of $12,200. Mr. Troupe received 401(k) plan matching contributions in the amount of $5,546.
(5)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria have been met prior to March 1, 2024.
(6)	Grant contains long-term service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.
(7)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2023, the Compensation Committee determined that the performance criteria had been achieved.
(8)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2022, the Compensation Committee determined that the performance criteria had been achieved.
(9)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2021, the Compensation Committee determined that the performance criteria had been achieved.
(10) Other compensation includes $1,192,308 in severance payments made to Mr. Troupe during Fiscal Year 2022.

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Except as noted in the “All Other Compensation” column, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP. Executive Officers other than the Chairman and the CEO receive the same opportunity under the ISP as other ISP Eligible Employees. On December 31, 2022, Mr. Smalla and Ms. O’Boyle held unvested Investment Shares.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2022 performance, the actual stock option awards granted during Fiscal Year 2022, the actual RSUs granted during Fiscal Year 2022, and the grant date fair value of the equity awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards ($/sh)		Closing Price on Date of Grant ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name/Type of Award	Grant Date	Approval Date		Target ($)	Maximum ($)	Target (sh)		Maximum (sh)
David A. Burwick
Annual Incentive				$1,032,604	$2,581,509
Performance Option	3/1/2022	2/9/2022	(3)			11,230	(4)	11,230	(4)		383.46	(3)	$383.46	$2,000,034
RSU	3/1/2022	2/9/2022	(3)							5,216				$2,000,127
Frank H. Smalla
Annual Incentive				$456,488	$1,141,219
Performance Option	3/1/2022	2/9/2022	(3)			1,627	(4)	1,627	(4)		383.46	(3)	$383.46	$289,764
RSU	3/1/2022	2/9/2022	(3)							756				$289,896
John C. Geist
Annual Incentive				$456,488	$1,141,219
Performance Option	3/1/2022	2/9/2022	(3)			1,627	(4)	1,627	(4)		383.46	(3)	$383.46	$289,764
RSU	3/1/2022	2/9/2022	(3)							756				$289,896
Lesya Lysyj
Annual Incentive				$317,427	$793,568
Performance Option	3/1/2022	2/9/2022	(3)			1,415	(4)	1,415	(4)		383.46	(3)	$383.46	$252,008
RSU	3/1/2022	2/9/2022	(3)							658				$252,317
Carolyn O’Boyle
Annual Incentive				$309,000	$772,500
Performance Option	3/1/2022	2/9/2022	(3)			1,215	(4)	1,215	(4)		383.46	(3)	$383.46	$216,388
RSU	3/1/2022	2/9/2022	(3)							565				$216,655
(1)	Bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals, whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and P to the Company’s audited financial statements for Fiscal Year 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2023.
(3)	On February 9, 2022, upon the recommendation of the Compensation Committee, the Board of Directors granted the above stock options effective as of March 1, 2022, with an exercise price equal to the closing price of the Company’s stock on the last trading day immediately prior to the grant date.
(4)	The option vests at 33.3% per year starting on March 1, 2024, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2023 over 2021 is equal to or greater than 2%, but less than 3.5%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company’s net revenue in 2022 over 2020 is equal to or greater than 3.5%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule.

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Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth information regarding LTE Awards granted to our Named Executive Officers that were outstanding as of December 31, 2022.

	Option Awards								Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(1)
David A. Burwick	1,644	(2)	—		—		$151.49	5/28/2023	873	(9)	$287,671
	1,116	(2)	—		—		$214.83	6/4/2024	800	(10)	$263,616
	940	(2)	—		—		$262.25	5/27/2025	1,348	(11)	$444,193
	1,560	(2)	—		—		$157.58	5/25/2026	1,459	(12)	$480,770
	1,698	(2)	—		—		$140.05	5/18/2027	4,861	(13)	$1,601,797
	9,959	(3)	—		—		$229.30	4/30/2028	5,216	(14)	$1,718,776
	4,901		2,451	(4)	—		$312.56	2/28/2029
	2,343		4,686	(5)	—		$370.79	2/28/2030
					4,446	(6)	$1,028.71	2/28/2031
					10,935	(7)	$1,028.71	2/28/2031
					11,230	(8)	$383.46	2/28/2032
Frank H. Smalla	17,935		8,968	(16)	—		$192.26	2/23/2026	262	(17)	$86,334
	3,023	(15)	—		—		$191.10	12/31/2027	208	(10)	$68,540
	1,274		637	(4)	—		$312.56	2/28/2029	362	(11)	$119,286
	627		1,256	(5)	—		$370.79	2/28/2030	8,090	(18)	$2,665,817
	—		—		625	(6)	$1,028.71	2/28/2031	206	(12)	$67,881
	—		—		1,627	(8)	$383.46	2/28/2032	756	(14)	$249,117
John C. Geist	1,524		25,048	(19)	—		$201.91	1/1/2026	262	(17)	$86,334
	637		637	(4)	—		$312.56	2/28/2029	208	(10)	$68,540
	627		1,256	(5)	—		$370.79	2/28/2030	2,696	(20)	$888,386
	—		—		625	(6)	$1,028.71	2/28/2031	362	(11)	$119,286
	—		—		1,627	(8)	$383.46	2/28/2032	206	(12)	$67,881
									756	(14)	$249,117
Lesya Lysyj	5,913		5,914	(21)	—		$304.56	4/28/2029	1,232	(22)	$405,969
	556		1,113	(5)	—		$370.79	2/28/2030	320	(11)	$105,446
	—		—		544	(6)	$1,028.71	2/28/2031	179	(12)	$58,984
					1,415	(8)	$383.46	2/28/2032	658	(14)	$216,824
Carolyn O’Boyle	2,343		4,687	(23)	—		$370.79	2/28/2030	1,348	(24)	$444,193
	—		—		467	(6)	$1,028.71	2/28/2031	154	(12)	$50,746
	—		—		1,215	(8)	$383.46	2/28/2032	565	(14)	$186,179
(1)	Market value of shares that have not vested is calculated using a stock price of $329.52, which is the closing price of the Company’s stock on the last trading day of Fiscal Year 2022.
(2)	Stock option awards granted under the Director Equity Plan, prior to Mr. Burwick’s appointment as President and CEO.
(3)	Stock option award granted on April 30, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1, 2020, January 1, 2021, and January 1, 2022. In February 2020, the Compensation Committee determined that the performance criteria had been met.
(4)	Stock option award granted on March 1, 2019. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2021 to 2023. In February 2021, the Compensation Committee determined that the performance criteria had been met.

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(5)	Stock option award granted on March 1, 2020. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2022 to 2024. In February 2022, the Compensation Committee determined that the performance criteria had been met.
(6)	Stock option award granted on March 1, 2021. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2023 to 2025.
(7)	Stock option granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(8)	Stock option award granted on March 1, 2022. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2024 to 2026.
(9)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(10)	RSU granted on March 1, 2019. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2020 to 2023.
(11)	RSU granted on March 1, 2020. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2021 to 2024.
(12)	RSU granted on March 1, 2021. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2022 to 2025.
(13)	RSU granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(14)	RSU granted on March 1, 2022. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2023 to 2026.
(15)	Stock option award granted on January 1, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1 in each of the years 2020 to 2022. In February 2020, the Compensation Committee determined that the performance criteria had been met.
(16)	Stock option award granted on February 23, 2016. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on February 23 in the years 2019 to 2023.
(17)	RSA granted on January 1, 2018. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(18)	RSU granted on March 1, 2020. Contingent on Mr. Smalla’s continued employment by the Company on the applicable vesting date, 33% of the shares will vest on March 1 in the years 2024 to 2026.
(19)	Stock option award granted on January 1, 2016. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on January 1 in the years 2021 to 2024.
(20)	RSU granted on March 1, 2020. Contingent on Mr. Geist’s continued employment by the Company on the vesting date, 100% of the shares will vest on March 1, 2025.
(21)	Stock option award granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment on the applicable vesting date, 50% of the shares will vest on April 29, 2022, 25% of the shares will vest on April 29, 2023, and 25% of the shares will vest on April 29, 2024.
(22)	RSU granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment on the applicable vesting date, 25% of the shares vested or will vest on April 29 in each of the years 2020 to 2023.
(23)	Stock option award granted on March 2, 2020. Contingent on certain performance criteria being met and Ms. O’Boyle’s continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2022 to 2024. In February 2022, the Compensation Committee determined that the performance criteria had been met.
(24)	RSU granted on March 2, 2020. Contingent on Ms. O’Boyle’s continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2021 to 2024.

Option Exercises and Stock Vested in Fiscal Year 2022

The following table sets forth information regarding options exercised by our NEOs in Fiscal Year 2022, RSAs and/or RSUs previously granted to our NEOs that vested during Fiscal Year 2022, and information regarding the value realized on such exercises and vestings.

	Option Awards			RSAs & RSUs
Name	No. of Shares Acquired on Exercise (#)		Value Realized on Exercise	No. of Shares Vested (#)	Value Realized on Vesting
David A. Burwick	2,274	(1)	$539,613	9,374	$3,645,279
Frank H. Smalla	—		—	718	$307,194
John C. Geist	12,008		$3,115,861	718	$307,194
Quincy B. Troupe	7,079		$1,310,220	561	$240,544
Lesya Lysyj	—		—	1,450	$548,336
Carolyn O’Boyle	—		—	725	$278,009
(1)	Stock option awards were granted pursuant to our Director Equity Plan, prior to Mr. Burwick being appointed as our President and CEO.

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Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer: (1) he will devote such time and effort as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

Non-Compete Agreements

Except for coworkers covered by a collective bargaining agreement (“CBA”), all full-time coworkers at Boston Beer, including each of our Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits them from accepting employment with a competitor for a specified time after leaving the Company. Nevertheless, all coworkers at Boston Beer not covered by a CBA are employed “at-will.”

Change in Control Provisions in LTE Awards

Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried coworkers, with one exception noted below. As of the end of Fiscal Year 2022, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to our Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. All outstanding LTE Awards granted between January 1, 2016 and December 31, 2022, including those granted to our Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the equity holder without cause or good reason within 12 months of the Change in Control.

For the purposes of our LTE Awards, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares, except for the special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company.

Potential Payments Upon Termination or Change in Control

As of December 31, 2022, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 31, 2022. On that date, the market price of Boston Beer Class A Common Stock was $329.52.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Mr. Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, except for two special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company. The term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more

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than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all fulltime coworkers.

David A. Burwick

In the hypothetical event of Mr. Burwick’s death, disability, or Qualified Termination on December 31, 2022, he (or his estate in the event of death) would have had:

•	2,451 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $41,569.
•	4,686 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	4,446 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	10,935 option shares immediately vest pursuant to his special March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	11,239 option shares immediately vest pursuant to his March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	14,557 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $4,796,823.

In aggregate, Mr. Burwick would have received gross income of $4,838,392 upon occurrence of the hypothetical events described above.

Frank H. Smalla

In the hypothetical event of Mr. Smalla’s death, disability, or Qualified Termination on December 31, 2022, he (or his estate in the event of death) would have had:

•	8,968 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,230,948.
•	637 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $10,804.
•	1,256 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	625 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	756 option shares immediately vest pursuant to his March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	9,884 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $3,256,976.

In aggregate, Mr. Smalla would have received gross income of $4,410,967 upon occurrence of the hypothetical events described above.

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John C. Geist

In the hypothetical event of Mr. Geist’s death, disability, or Qualified Termination on December 31, 2022, he (or his estate in the event of death) would have had:

•	25.048 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $3,196.375.
•	637 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $10,804.
•	1,256 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	625 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	1,627 option shares immediately vest pursuant to his March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	4.490 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,479.545.

In aggregate, Mr. Geist would have received gross income of $4,686,724 upon occurrence of the hypothetical events described above.

Lesya Lysyj

In the hypothetical event of Ms. Lysyj’s death, disability, or Qualified Termination on December 31, 2022, she (or her estate in the event of death) would have had:

•	5,914 option shares immediately vest pursuant to her April 28, 2019 stock option award, exercisable at a price of $304.56. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would have received gross income of $147,613.
•	1,113 option shares immediately vest pursuant to her March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	544 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	1,415 option shares immediately vest pursuant to her March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	2,389 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $787,223.

In aggregate, Ms. Lysyj would have received gross income of $934,837 upon occurrence of the hypothetical events described above.

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Carolyn O’Boyle

In the hypothetical event of Ms. O’Boyle’s death, disability, or Qualified Termination on December 31, 2022, she (or her estate in the event of death) would have had:

•	4,687 option shares immediately vest pursuant to her March 2, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	467 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	1,215 option shares immediately vest pursuant to her March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	2,067 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $681,118.

In aggregate, Ms. O’Boyle would have received gross income of $681,118 upon occurrence of the hypothetical events described above.

Quincy B. Troupe

Mr. Troupe stepped down from his position with the Company as of April 1, 2022. Accordingly, he had no unvested equity as of December 31, 2022.

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Pay Versus Performance Disclosure

The following table sets forth information regarding compensation actually paid to our CEO and other NEOs and the financial performance of the Company for the last five fiscal years.

			Average Summary	Average	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO	Compensation Table Total for Non-PEO NEOs(2)	Compensation Actually Paid to Non-PEO NEOs(1)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Depletions Growth (%)
2022	$4,848,737	$848,576	$1,247,885	$828,547	$173.43	$159.39	$67,263,000	-5%
2021	$14,840,957	$839,176	$1,044,866	$876,342	$274.66	$146.32	$14,553,000	22%
2020	$4,778,389	$803,025	$3,476,104	$492,432	$531.10	$127.78	$191,960,000	37%
2019	$4,211,552	$2,212,366	$2,121,689	$1,111,889	$198.19	$119.92	$110,041,000	22%
2018	$20,625,798	$5,775,165	$1,498,933	$1,094,026	$124.97	$96.71	$92,663,000	13%
(1)	Compensation actually paid differs from table totals due to LTE awards with multi-year service and/or performance-based vesting conditions.

The following table sets forth information regarding the identification of our Primary Executive Officer (“PEO”) and non-PEO NEOs for the corresponding fiscal years. In each of these years, our PEO held the title of CEO.

Fiscal Year	CEO(s)	Other NEOs
2018	Martin F. Roper, David A. Burwick	Frank H. Smalla, C. James Koch, John C. Geist, Quincy B. Troupe, Jonathan N. Potter
2019	David A. Burwick	Frank H. Smalla, C. James Koch, John C. Geist, Lesya Lysyj
2020	David A. Burwick	Frank H. Smalla, John C. Geist, Carolyn O’Boyle, Quincy B. Troupe
2021	David A. Burwick	Frank H. Smalla, John C. Geist, Quincy B. Troupe, Lesya Lysyj
2022	David A. Burwick	Frank H. Smalla, John C. Geist, Lesya Lysyj, Carolyn O’Boyle, Quincy B. Troupe

Most Important Financial Measures

The following table outlines the most important financial measures upon which the Company relies on when analyzing and setting executive compensation levels.

Depletions Growth: year-over-year growth of sales by our wholesalers to retailers
Net Revenue Growth: compounded net revenue growth rates over a two-year period
EBIT: annual earnings before interest and taxes. EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2022.
Resource Efficiency: annual focused operating expense cost savings

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Relationship Between Most Important Financial Measures and Executive Compensation

As described below and elsewhere in this Proxy Statement, we rely on the above measures as criteria for the variable aspects of our executive compensation, particularly our cash bonus and LTE programs. Below is a description of the relationship between those measures and programs. These elements are also described in detail above under the headings “Cash Incentive Bonuses” and “Stock Option Awards.”

•	Depletions Growth: 2022 Depletions Growth was weighted as 60% of our 2022 Bonus Scale. Year-over-year depletions growth has been weighted as 60% of our Bonus Scale in each of the last five fiscal years.
•	Net Revenue Growth: The option awards granted to our CEO and other NEOs are all contingent upon the Company achieving certain compounded net revenue growth rate targets based on net revenue growth in Fiscal Year 2023 over Fiscal Year 2021, which has similarly been the case for annual option awards granted to our CEO and other NEOs in each of the last five fiscal years.
•	EBIT: 2022 EBIT was weighted as 20% of our 2022 Bonus Scale. EBIT has been weighted as 20% of our Bonus Scale in each of the last five fiscal years.
•	Resource Efficiency: Resource efficiency, or focused operating expense cost savings, was weighted as 20% of our Bonus Scale. Resource Efficiency has been weighted as 20% of our Bonus Scale in each of the last five fiscal years.

The following tables set forth information regarding the correlation between each of these financial performance measures and the compensation actually paid to our CEO(s) and the average compensation paid to our other NEOs over the last five fiscal years. When reviewing these tables, it is important to note that a substantial portion of our CEO’s compensation in 2018 was attributable to one-time payments, equity awards, and reimbursements made for the purposes of recruiting him to join the Company, which required matching his compensation at his prior company. Excluding the one-time payments, equity awards, and relocation assistance made for the purposes of recruitment and retention, his total earned compensation was $4,087,922 in 2018. Similarly, a substantial portion of our CEO’s compensation in 2021 was attributable to two special equity grants awarded for the purposes of retaining Mr. Burwick to provide leadership stability and to align his total compensation with the market compared to similarly sized companies. Excluding the value of those to special equity awards as of the grant date, his total earned compensation was $4,840,386 in 2021.

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Relationship Between Company and Peer Group Total Shareholder Return

The following table sets forth information regarding the relationship between the Company’s total shareholder return (“TSR”) and its peer group’s TSR. For the purposes of this table, the Company’s peer group is represented by Standard & Poor’s 500 Beverage Index, which consists of producers of alcoholic and non-alcoholic beverages (“S&P 500 Beverages Index”) for the five years ending December 31, 2022 The table assumes that the value of the investment in Boston Beer stock and each index was $100 on January 1, 2018. The TSR is reflected as of the end of the Company’s respective fiscal years.

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Pay Ratio Disclosure

The SEC requires companies to disclose the total compensation paid to their median employee, as well as the ratio of the annual total compensation of their CEO to the annual total compensation of the median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2022 Mr. Burwick earned annual total compensation of $4,848,737. During that same period, our median-compensated coworker’s annual total compensation was $80,335. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee, which we refer to as our median-compensated coworker, is outlined below.

Position	Salary	Performance Bonus	Equity Awards	Other Comp	Total
CEO	$826,278	$0	$4,000,161	$13,117	$4,848,737
Median-Compensated Coworker	$72,268	$4,900	$0	$3,167	$80,335

For the purposes of determining the 2022 annual total compensation of the CEO and the median-compensated coworker, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, company contributions to health savings accounts, wellness plan reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable).

In determining the median-compensated coworker, a list was prepared of all coworkers of the Company as of December 23, 2022, excluding the CEO and coworkers on leaves of absence. The list was ranked by total compensation, and the median-compensated coworker was selected from that ranking.

As a result, we estimate that Mr. Burwick’s 2022 annual total compensation was approximately 60 times that of our median-compensated coworker.

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Stock Ownership of Board, Management, and Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date by:

•	Our Directors, all of whom are nominees for reelection except for Mr. Lynton;
•	Our 2022 Named Executive Officers;
•	All Directors and Executive Officers as a group; and
•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person or entity named below held sole voting and investment power over the shares listed.

The share information below is as of the Record Date, except the information relating to those certain entities described in footnotes14 through 17 to the below table is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership as of the Record Date. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which reflects his percentage ownership of all outstanding Class A Shares and Class B Shares, as of the record date.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors, Director Nominees and Named Executive Officers:
C. James Koch(1)	2,271,472	18.5%
Samuel A. Calagione, III(2)	365,035	3.6%
Cynthia A. Fisher(3)	211,942	2.1%
David A. Burwick(4)	88,804	*
Frank H. Smalla(5)	50,498	*
John C. Geist(6)	22,358	*
Jean-Michel Valette(7)	18,153	*
Lesya Lysyj(8)	13,163	*
Michael Spillane(9)	8,073	*
Carolyn O’Boyle(10)	7,879	*
Quincy B. Troupe	3,623	*
Meghan V. Joyce(11)	3,083	*
Julio N. Nemeth(12)	2,430	*
Michael M. Lynton(13)	1,404	*
All Directors and Executive Officers as a group (17 people)	2,895,459	23.5%
Owners of 5% or More of the Company’s Outstanding Shares:
FRM LLC(14) 245 Summer Street Boston, MA 02210	1,534,017	15.0%
T. Rowe Price Investment Management, Inc.(15) 101 E. Pratt Street Baltimore, MD 21201	1,239,545	12.1%
The Vanguard Group(16) 100 Vanguard Blvd., Malvern, PA 19355	898,929	8.8%
BlackRock, Inc.(17) 55 East 52nd Street New York, NY 10055	842,595	8.2%

*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 10,087 directly-held Class A Shares; 2,068,000 directly-held Class B Shares, constituting all of the outstanding shares of Class B Common Stock; options to acquire 6,196 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held as custodian for the benefit of his children; 122,923 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 35,780 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 33,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Mr. Calagione’s shares include 14,040 directly held Class A Shares; 27,165 Class A Shares held in a trust for the benefit of his son; 27,165 Class A Shares held in trust for the benefit of his daughter; 99,430 Class A Shares held in a dynasty trust for the benefit of his wife and children; 102,284 Class A Shares held in a family trust for the benefit of his wife and children; and 94,951 Class A Shares held in a limited partnership for which Mr. Calagione is a partner.
(3)	Ms. Fisher’s shares include 697 directly held Class A Shares; options to acquire 8,519 Class A Shares exercisable currently or within sixty (60) days. Her shares also include 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 33,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 20,537 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, as custodian for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 122,923 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(4)	Mr. Burwick’s shares include 31,313 directly held Class A Shares, options to acquire 30,437 Class A Shares exercisable currently or within sixty (60) days, 16,597 unvested shares of restricted stock, and 10,457 Class A Shares held in a Spousal Lifetime Access Trust for the benefit of his spouse, as to which Mr. Burwick disclaims beneficial ownership and has no voting or investment power.
(5)	Mr. Smalla’s shares include options to acquire 33,300 Class A Shares exercisable currently or within sixty (60) days and 10,639 unvested shares of restricted stock.
(6)	Mr. Geist’s shares include options to acquire 16,785 Class A Shares exercisable currently or within sixty (60) days and 5,127unvested shares of restricted stock.
(7)	Mr. Valette’s shares include options to acquire 4,159 Class A Shares exercisable currently or within sixty (60) days.
(8)	Ms. Lysyj’s shares include options to acquire 7,206 Class A Shares exercisable currently or within sixty (60) days and 2,198 unvested shares of restricted stock.
(9)	Mr. Spillane’s shares consist of options to acquire 8,073 Class A Shares exercisable currently or within sixty (60) days.
(10)	Ms. O’Boyle’s shares include options to acquire 4,841 Class A Shares exercisable currently or within sixty (60) days and 2,175 unvested shares of restricted stock.
(11)	Ms. Joyce’s shares consist of options to acquire 3,083 Class A Shares exercisable currently or within sixty (60) days.
(12)	Mr. Nemeth’s shares consist of options to acquire 2,430 Class A Shares exercisable currently or within sixty (60) days.
(13)	Mr. Lynton’s shares consist of options to acquire 1,404 Class A Shares exercisable currently or within sixty (60) days.
(14)	Information is based on a Schedule 13G/A filed with the SEC on February 9, 2023 by FRM LLC., which reported sole voting power with respect to 1,527,777 shares and sole dispositive power with respect to 1,534,017 shares.
(15)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc., which reported sole voting power with respect to 447,387 shares and sole dispositive power with respect to 1,239,545 shares.
(16)	Information is based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, which reported sole voting power with respect to 0 shares, shared voting power with respect to 4,255 shares, sole dispositive power with respect to 886,355 shares, and shared dispositive power with respect to 12,574 shares.
(17)	Information is based on a Schedule 13G/A filed with the SEC on February 3, 2023 by BlackRock, Inc., which reported sole voting power with respect to 823,009 shares and sole dispositive power with respect to 842,595 shares.

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Environmental, Social, and Governance

We are committed to strong corporate governance, corporate responsibility, and the accountability of our Board and our Executive Leadership Team to our stockholders. This section provides a summary of the Board’s and management’s oversight of our strategies regarding our Environmental, Social, and Governance (“ESG”) initiatives.

Among our key ESG achievements in 2022 was the publication of our inaugural ESG Report entitled Setting the Course for the Future, which is available on our investor relations website at www. bostonbeer.com. While we’re just starting our ESG journey, we’ve long believed it’s important to provide accurate and transparent reporting on the impact that our Company has on our people, our planet, and our communities.

Going forward, we intend to share our progress regarding our ESG initiatives in our annual ESG Report, but we will continue to share select highlights in our annual proxy statement. As we put processes in place to track sustainability data, we plan to share that data publicly in our ESG Reports. We anticipate that we will release our next ESG report in the summer of 2023.

ESG Governance

We believe that governance, responsibility, and accountability are vital to ensure that ESG is actively managed throughout the Company. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:

•	Our Executive Leadership Team, or ELT, is responsible for the adoption of our ESG strategies and the overall execution of our corresponding ESG initiatives.
•	The full Board is responsible for overseeing management’s overall approach and execution of its ESG initiatives. The full Board is also responsible for overseeing succession planning and talent management.
•	The Nominating/Governance Committee oversees and provides guidance on environmental sustainability and social responsibility initiatives and helps to ensure that the full Board is properly addressing ESG topics as needed.
•	The Compensation Committee provides recommendations to the Board and the ELT on the Company’s culture and people initiatives, including diversity, equity, and inclusion.

Additionally, in recent years the Company has formed a number of committees and groups to help execute our ESG initiatives.

•	In late 2021, we formed an Executive Sustainability Committee, or “ESC”, comprised of a select, cross-functional group of members of Company leadership. The ESC meets at least quarterly, leads sustainability strategy across the Company, and provides routine oversight of our ESG initiatives to ensure a cohesive overall approach.
•	We also have a Cross-Functional ESG Working Group consisting of subject matter experts from areas such as social impact; DE&I; environmental, health, safety, & sustainability; legal; people, culture & strategy; and communications, which drives ownership and provides hands-on decision-making related to our ESG initiatives.
•	Our Sustainability Network Group, comprised of our 200 passionate coworkers, meets monthly to drive grassroots participation in our ESG initiatives via innovative programming and opportunities for engagement.

ESG Pillars and 2022 Highlights

In 2022, we determined that the following four pillars will shape our ESG Strategy:

•	Our Company: embedding ESG strategy at all levels of our business
•	Our Planet: developing a formalized, cross-functional approach to reduce our environmental footprint
•	Our People: investing in our coworkers and deepening our efforts to ensure that Boston Beer is a supportive, honest, and inclusive place to work
•	Our Communities: carrying out our social impact strategy to add value to the communities where we do business

In 2023, we intend to launch a series of sub-priorities under each of these pillars to narrow in our focus. As we continue to advance these efforts, we will report on our progress in our next ESG Report. In the meantime, below are some highlights on progress we made on each of these areas in 2022.

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Our Company

In late 2021, we publicly adopted a corporate sustainability philosophy to guide our progress and ensure close alignment between our ESG philosophies and our organizational strategic planning. We kicked off the year by sharing our philosophy internally with coworkers in order to increase visibility and buy-in. At the beginning of 2022, we further reinforced our commitment to ESG by launching a comprehensive materiality assessment to help us identify highly important topics to our business and stakeholders. This assessment was completed in mid-2022 and since that time has played a vital role in mapping our ESG philosophies.

Our approach to ESG plays an important role in building our culture, driving our sustainable growth strategy, and ultimately, improving the world around us. For that reason, the Company took several actions in 2022 to foster a culture that is more focused on sustainable business practices. Both our ESC and Sustainability Network Group play an important role in advancing a culture dedicated to sustainability.

The ESC strengthens ties between our operational and business interests while ensuring that our ESG philosophies penetrate all levels of the organization. In 2022, the ESC adopted a Committee Charter that sets forth a common set of guidelines and expectations as to how the ESC functions. The members of the ESC also played a critical role in helping to launch our inaugural ESG report in 2022.

The Sustainability Network Group’s goal is to increase coworker engagement in our ESG initiatives. The Group is focused on providing a space for the development and incubation of grassroots initiatives and innovations. In 2022, the Group established a team of network leaders and formalized subcommittee groups that are focused on specific priorities, such as sustainable events. Additionally, the Group launched Earth Month initiatives in April 2022 to engage and educate coworkers on environmental sustainability topics through films, seminars, and workshops. The Group also led a company-wide sustainability innovation tournament that captured the creativity of dozens of coworkers around the organization, focused on creative, sustainable solutions to current business innovations such as building a regenerative ecosystem in the grasslands outside of our Pennsylvania brewery.

Our Planet

This pillar focuses on topics such as resource conservation, waste minimization, process efficiency, and embracing coworker passion. We believe that growing the Company through a sustainable, environmentally responsible path will create long-term value for our stockholders and ensure we protect Earth’s natural resources for a better future.

Developing a formalized, cross-functional approach to reduce our environmental footprint was a key area of focus in 2022. We launched an internal data management software platform focused on capturing critical, auditable, and measurable utility data that will help establish our organizational environmental footprint for the purposes of strategic planning and improvement. Throughout the year, we worked with key coworkers at brewery and office sites to gather environmental data such as water consumption, energy consumption, and greenhouse gas emissions. This information will begin to help us set goals and targets for reduction that hold us accountable to our stakeholders for corporate disclosure and transparency.

Another important advancement we made in 2022 was completing the process of adding water meters to our three largest production facilities so that we can start to measure the volume of groundwater used at each location. We are committed to taking responsibility for our own groundwater use by tracking, quantifying, and seeking to reduce our water usage.

Additionally, in late 2022, we engaged environmental consultants to help lead the process of synthesizing our environmental data with the goal of reporting on Scope 1 and Scope 2 emissions in the near future, as well as helping identify a process to identify and track material Scope 3 emissions in the future.

In 2022, we also continued to focus on utility optimization at one of our largest brewing facilities, our Pennsylvania Brewery. We invested in lighting upgrades to LED alternatives, which resulted in a reduction of total kilowatt hours of electricity used. Additionally, technological improvements were made regarding our temperature controls for the first step in the beer brewing process: the mashing process. As a result, we saw lower amounts of beer loss and overall water waste.

We intend to share more information on these topics publicly on an ongoing basis in our annual ESG Report.

Our People

Our People strategy and our company culture are at the core of what we do at Boston Beer. As a Company, we are always seeking to attract, develop, engage, motivate, and reward a diverse group of highly talented coworkers by providing competitive compensation, developmental opportunities, an inclusive and respectful work environment, and an exciting culture. The Board discusses company culture with management on a regular basis, including how we can best scale this culture across our organization so that all coworkers feel included. People & Culture is a regular agenda item on the Board calendar, and culture is intertwined in almost every Board discussion about the Company’s operations. As highlighted below, we believe we made progress in a number of areas of this pillar in 2022.

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Leadership Training. We are continuously focused on developing an inclusive and respectful work environment where all coworkers at every level will feel empowered to honestly “discuss the undiscussables” with other coworkers at any level of the Company, all the way up to the Chairman and the CEO, without fear of retribution. In 2022, the Company implemented a training for leaders call Crucial Conversations that supports this ethos and gives leaders the tools to engage in effective communication.

Coworker Engagement. The Company continued to run internal engagement surveys of coworkers in 2022, including comprehensive Company-wide surveys, manager 360 surveys, exit surveys, and ad-hoc topical surveys for targeted audiences. We saw 76% participation from our coworkers in our annual engagement survey. The survey resulted in positive responses to questions related to pride in working for the Company, as well as the opportunities provided in working for the Company. However, the survey results noted some concerns in areas such as communication and prioritization.

After receiving the engagement survey results, the Company quickly and publicly formed a series of focus groups moderated by Company leaders to clarify and expand on these concerns and to identify possible solutions in these areas. We held 27 focus group sessions over the course of the year, with approximately 400 coworkers participating in those sessions. These sessions helped establish open communication and trust and reaffirmed that coworkers feel that leadership works hard to create a healthy, respectful, and caring culture. The key identified concerns and the corresponding proposed solutions were summarized in a report to the ELT later in the year, at which point the Company commenced working on implementing solutions. One of our key achievements in the area of communication improvement was the launch of BrewHub, a company-wide intranet to serve as the primary channel for Company news and updates. We also expanded virtual town-hall meetings and company-wide CEO emails to a more regular cadence.

Diversity, Equity, and Inclusion. Core to the Our People pillar is Diversity, Equity, and Inclusion (DE&I), which prioritizes building a diverse and fair-minded organization that recognizes and values differences. We are committed to making Boston Beer a welcoming place to work for all coworkers, by fostering a culture where everyone feels heard, valued, and respected. These efforts reinforce a workplace that supports and uplifts coworkers to feel accepted, equal, and involved, and to increase diverse representation across our organization. In 2022, we set out to accomplish three objectives: (1) introduce more platforms that focus on inclusivity; (2) adopt metric driven practices; and (3) attract and hire diverse talent. The following are a few accomplishments tied to these objections:

•	The newly introduced Crucial Conversations training focuses on effective communication and how to engage in difficult conversations. By the end of the year, 96% of our leaders across the organization completed the training.
•	In July 2022, we created a DE&I council made up of 10 members of our Extended Leadership Team to support visibility, engagement, and accountability. Members completed over 15 hours of training around allyship as a requirement to join.
•	We launched a voluntary Self Identification campaign, “Count Me In Self ID” to build a full picture of workforce demographics. The campaign launched in the Fall of 2022, with 6% of coworkers answering new sexual orientation and transgender identity questions.
•	We continued the work we started in 2021 on pay equity by committing approximately $1 million to close identified gaps in pay.
•	We developed partnerships with three national diversity organizations to broaden our talent funnel: Prospanica, Minority Veterans of America, and National Black MBA Association.
•	We updated over 900 internal job descriptions and interview guides to remove bias.
•	Overall, we saw an uptick in diverse candidates in all diverse categories in 2022: applications for: ethnically and racially diverse candidates increased by 9%; gender diverse candidates increased by 2%; veteran applications were up 5.4%, and applications from disabled individuals were up 5%.

Health and Safety. We have an obligation to create and maintain an environment that is the safest and most protective possible for our coworkers. Creating a safe working environment for our coworkers takes a collective effort. Our leadership is committed to empowering and training coworkers to make smart decisions and act in ways that keep themselves and others out of harm’s way. As we emerged from the pandemic, we identified three critical health and safety focus areas for 2022 were: (1) control of hazardous energy (2) safe forklift operations (3) and personal protective equipment (PPE) use and management to reduce lacerations and related injuries. In 2022, the company delivered in all three areas. While we intend to report our progress on those initiatives in our next ESG Report, here are below are some highlights of our progress in 2022.

Most notably, we implemented a systemic approach to forklift training and certification across our supply chain that increased our internal expertise, delivered in-depth technical training based on the National Safety Council’s approach to forklift operations, and reduced costs by eliminating our reliance on third-party contractors. Additionally, we put policy improvements in place in 2022 in the areas of lock-out tagout (LOTO) and personal protective equipment (PPE), which we hope will set the stage for the execution of best-in-class compliance in 2023. Some other steps we took to improve our health and safety approach in 2022 included creating a Health and Safety Steering & Advisory Committee to evaluate and advocate for healthy and safety policies throughout the Company; introduced a corporate health and safety policy; and installed and operationalized approximately $5 million in security systems across the Company’s locations.

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Our Communities

This pillar is a critical component of our culture and is designed to improve people’s lives and the world around us. The following are highlights of Our Communities initiatives in 2022.

Samuel Adams Brewing the American Dream. One of our core philanthropic initiatives, Samuel Adams Brewing the American Dream (“BTAD”), helps food, beverage, and brewing entrepreneurs launch and sustain their small businesses. The goal of the program is to strengthen small businesses, create local jobs, and build vibrant communities. In partnership with Accion/Opportunity Fund, the nation’s largest non-profit micro-lender, the program also provides access to business capital. Since the inception of the BTAD in 2008, the Company and partners like Accion/Opportunity Fund have worked together to loan more than $96.5 million to nearly 14,000 small business owners. Through BTAD, Boston Beer coworkers, together with local business partners and community organizations, have provided coaching and mentoring to more than 14,000 business owners across the country. We estimate that these efforts have helped to create or maintain more than 9,000 local jobs.

Dogfish Head’s Beer & Benevolence. Dogfish Head’s Beer & Benevolence is a philanthropic program where Dogfish Head creatively collaborates with nonprofit organizations to foster community, nourish artistic advancement, and cultivate environmental stewardship. In 2022, the program directly benefitted more than 100 non-profit organizations and invested almost $600,000 back into the local coastal Delaware community.

Boston Beer Volunteers! In 2021, the Company launched Boston Beer Volunteers! to provide coworkers with opportunities to volunteer with local nonprofits in the communities where we operate. Coworkers can sign up for Benevolence Days, which are paid days off for single-day community service projects organized by the Social Impact team. In 2022, over 700 coworkers volunteered across the country, engaging with 40 different non-profit organizations – creating tangible impact on the communities that we live in.

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Audit Information

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2022 and Fiscal Year 2021.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2022 and 2021. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2022 and Fiscal Year 2021 were as follows:

	2022	2021
Audit Fees	$1,130,000	$1,171,634
Audit-Related Fees(1)	$57,000	$57,207
Tax Fees(2)	$75,000	$70,000
TOTAL	$1,262,000	$1,298,841
(1)	Audit-related fees in 2022 and 2021 represent fees paid to Deloitte for work related to the Company’s 401(k) and pension plans.
(2)	Tax fees in 2022 and 2021 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Representatives of Deloitte are expected to be present at the 2023 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which is comprised of three independent Directors, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2022 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and financial and operating control effectiveness. The full scope of the Committee’s responsibilities is outlined under the heading “Audit Committee” above. As part of its processes, the Audit Committee has continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee regularly meets privately with representatives of Deloitte, our Director of Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2022 filed with the SEC.

Jean-Michel Valette (Chair) Meghan V. Joyce Julio N. Nemeth

THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	59

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Voting Matters for 2023 Annual Meeting

Item 1:

Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Michael Spillane, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. All three are incumbent Class A Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:

Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2017 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board determined that we would conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of our NEOs is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the NEO compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved on an advisory basis.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2022, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	60

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Item 3:

Frequency of Advisory Executive Compensation Vote

The federal legislation that calls for advisory “Say-on-Pay” votes also requires that stockholders be allowed to occasionally advise the Company as to the frequency with which such Say-on-Pay votes should be taken, with the choices being every year, every two years, or every three years.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors believes that submitting the advisory vote on executive compensation to the Class A Stockholders every year is appropriate for the Company and its stockholders at this time. Among other reasons, we believe that an annual Say-on-Pay vote will: (1) enhance transparency by giving our stockholders a voice on our executive compensation practices; (2) facilitate stockholder engagement; (3) allow the Board of Directors and the Compensation Committee to receive annual validation of any changes to executive pay policies and procedures; (4) allow the Board to track voting trends on a more regular basis; and (5) lend itself to administrative and procedural consistency.

The proxy card provides four choices (every year, every two years, every three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

As with the vote on Say-on-Pay under Item 2 above, the vote on Item 3 is advisory and therefore not binding on the Company, the Compensation Committee, or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of Say-on-Pay votes.

The Board recommends a frequency of “EVERY YEAR” for future advisory stockholder votes on compensation of our Named Executive Officers.

Item 4:

Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that David A. Burwick, Samuel A. Calagione, III, Cynthia A. Fisher, C. James Koch, and Julio N. Nemeth be elected at the Annual Meeting as Class B Directors for a one-year term. All are incumbent Class B Directors.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all such nominees for Class B Director.

Item 5:

Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2023.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2023.

Under Boston Beer’s By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 5.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2023.

THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	61

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Frequently Asked Questions

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2023 Annual Meeting of Stockholders and any adjournments thereof.

1.

When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Wednesday, May 17, 2023, at 3:00 p.m. ET at the Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. Check-in prior to the formal portion of the meeting will take place in the lobby area of the Taproom, which will be open at approximately 2:00 p.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Use of public transportation is strongly encouraged due to parking limitations. The closest subway stops are Government Center and State. For the commuter rail, the Taproom is also approximately a half-mile walk through downtown Boston from both South Station and North Station. While we anticipate being able to accommodate all attendees based on historical attendance statistics, we also encourage you to arrive early due to capacity restrictions at the Taproom.

2.

Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date, March 22, 2023. Each outstanding Class A Share and Class B Share entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 10,227,840 Class A Shares and 2,068,000 Class B Shares.

3.

What is the difference between a “Registered Stockholder” and a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Registered Stockholder” (also sometimes referred to as a Stockholder of Record). If you are a Registered Stockholder, we sent the Notice directly to you. If your shares are held by your broker or bank on your behalf, you are considered a “Beneficial Owner.” If this is the case, the Notice and instructions on how to vote your shares have been sent to you by your broker, bank, or other holder of record.

4.

I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 22, 2023, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

5.

I am a Registered Stockholder. How do I cast my vote?

By Internet or Telephone Prior to the Meeting: You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 16, 2023.

By Mail Prior to the Meeting: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	62

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6.

I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive a paper copy of the Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a paper copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.

What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.

As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•	Vote in favor of all nominees;
•	Vote for specific nominees and withhold a favorable vote for specific nominees; or
•	Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

•	Vote for the proposal;
•	Vote against the proposal; or
•	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

Item 3: Non-binding advisory vote regarding the frequency of future non-binding advisory Say-on-Pay Votes

Voting Choices

•	Every Year;
•	Every Two Years;
•	Every Three Years; or
•	Abstain from voting for the proposal.

The Board recommends a frequency of EVERY YEAR.

THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	63

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10.

How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.

How will “withhold” votes, abstentions, and broker non-votes be counted for matters to be voted on by the Class A Stockholders?

Abstentions, “withhold” votes, and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected but could potentially influence decisions by the Board concerning future nominations.

Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes. Abstentions on the advisory vote regarding the frequency of future Say-on-Pay votes will not have an effect on the outcome of the vote on that proposal. Broker non-votes will not have an effect on the outcome of the vote regarding the advisory vote on compensation of our Named Executive Officers and the vote regarding the frequency of future Say-on-Pay votes.

12.

I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company’s 2022 NEO compensation and for Every Year for the proposal on the frequency of future Say-on-Pay votes. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to “non-routine” matters such as the election of directors, the proposal to approve, on an advisory basis, the Company’s 2022 NEO compensation, and the proposal on the frequency of future Say-on-Pay votes.

13.

What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

14.

May stockholders ask questions at the Annual Meeting?

Yes. There will be a question-and-answer period after the formal portion of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business.

15.

When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	64

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16.

I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 28, 2023 or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.

Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted.

18.

Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.

How can I contact Boston Beer?

Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	65

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Other Information

2022 Annual Report

A copy of the 2022 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Stockholder Proposals for 2024 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2024 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 8, 2023.

If a stockholder wishes to present a proposal at the 2024 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 1, 2024, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC. If a stockholder does not meet this deadline or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

Householding of Proxy Materials

The Company and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or the Company, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210 or by telephone at (617) 368-5152.

By order of the Board of Directors,

Michael G. Andrews
Associate General Counsel
& Corporate Secretary

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2023 Proxy Statement	66

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BOSTON BEER co.
· ESTD. 1984 ·

VOTE

C123456789

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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000000000.000000 ext 000000000.000000 ext
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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Votes submitted electronically must be received by May 16, 2023 at 11:59 P.M., Eastern Time**

**Online**
Go to **www.envisionreports.com/SAM** or scan the QR code — login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SAM**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## 2023 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2 and for 1 YEAR on Proposal 3.

1. Election of Directors:

01 - Meghan V. Joyce 02 - Michael Spillane 03 - Jean-Michel Valette

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

______________________________

| | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory vote to approve our Named Executive Officers' executive compensation. | ☐ | ☐ | ☐ |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 3. To conduct an advisory vote on the frequency of holding future advisory votes on the compensation of the Company's Named Executive Officers. | ☐ | ☐ | ☐ | ☐ |

Such other matters may properly come before the meeting or at any adjournment thereof.

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) – Please print date below. | Signature 1 – Please keep signature within the box. | Signature 2 – Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 JNT

1 U P X 5 7 2 7 7 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03RK0B

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**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.**
**The material is available at: www.envisionreports.com/SAM**

**Small steps make an impact.**
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## The Boston Beer Company, Inc.

## Notice of 2023 Annual Meeting of Stockholders

### Proxy Solicited by Board of Directors for Annual Meeting — Wednesday, May 17, 2023

The undersigned, a stockholder of The Boston Beer Company, Inc., hereby appoints David A. Burwick, Tara L. Heath and Michael G. Andrews, or any of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday, May 17, 2023, or at any adjournments thereof, upon such matters as may come before the Meeting.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2, and for 1 YEAR on item 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side)

**C** **Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.